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                               CREDIT AGREEMENT

                                    among

                         U.S. OFFICE PRODUCTS COMPANY,

                         VARIOUS LENDING INSTITUTIONS,

                                     and

                            BANKERS TRUST COMPANY,

                                   AS AGENT

                        ________________________________

                           Dated as of August 21, 1996
                        ________________________________

                                  $500,000,000

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

                               TABLE OF CONTENTS

                                                                          Page

SECTION 1.   Amount and Terms of Credit . . . . . . . . . . . . . . . . .    1
      1.01   Commitments  . . . . . . . . . . . . . . . . . . . . . . . .    1
      1.02   Minimum Borrowing Amounts, etc.  . . . . . . . . . . . . . .    3
      1.03   Notice of Borrowing  . . . . . . . . . . . . . . . . . . . .    3
      1.04   Disbursement of Funds  . . . . . . . . . . . . . . . . . . .    4
      1.05   Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
      1.06   Conversions  . . . . . . . . . . . . . . . . . . . . . . . .    6
      1.07   Pro Rata Borrowings  . . . . . . . . . . . . . . . . . . . .    6
      1.08   Interest . . . . . . . . . . . . . . . . . . . . . . . . . .    6
      1.09   Interest Periods . . . . . . . . . . . . . . . . . . . . . .    7
      1.10   Increased Costs, Illegality, etc.  . . . . . . . . . . . . .    8
      1.11   Compensation . . . . . . . . . . . . . . . . . . . . . . . .   11
      1.12   Change of Lending Office . . . . . . . . . . . . . . . . . .   11
      1.13   Replacement of Banks . . . . . . . . . . . . . . . . . . . .   11

SECTION 2.   Letters of Credit  . . . . . . . . . . . . . . . . . . . . .   12
      2.01   Letters of Credit  . . . . . . . . . . . . . . . . . . . . .   12
      2.02   Letter of Credit Requests; Notices of Issuance . . . . . . .   13
      2.03   Agreement to Repay Letter of Credit Drawings . . . . . . . .   14
      2.04   Letter of Credit Participations  . . . . . . . . . . . . . .   14
      2.05   Increased Costs  . . . . . . . . . . . . . . . . . . . . . .   16

SECTION 3.   Fees; Commitments  . . . . . . . . . . . . . . . . . . . . .   17
      3.01   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      3.02   Voluntary Reduction of Commitments . . . . . . . . . . . . .   18
      3.03   Mandatory Adjustments of Commitments, etc. . . . . . . . . .   18

SECTION 4.   Payments . . . . . . . . . . . . . . . . . . . . . . . . . .   19
      4.01   Voluntary Prepayments  . . . . . . . . . . . . . . . . . . .   19
      4.02   Mandatory Prepayments  . . . . . . . . . . . . . . . . . . .   20
      4.03   Method and Place of Payment  . . . . . . . . . . . . . . . .   21
      4.04   Net Payments . . . . . . . . . . . . . . . . . . . . . . . .   22

SECTION 5.   Conditions Precedent . . . . . . . . . . . . . . . . . . . .   24
      5.01   Execution of Agreement . . . . . . . . . . . . . . . . . . .   24
      5.02   Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

                                           (i)

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                                                                          Page

      5.03   No Default; Representations and Warranties . . . . . . . . .   24
      5.04   Officer's Certificate. . . . . . . . . . . . . . . . . . . .   24
      5.05   Opinions of Counsel. . . . . . . . . . . . . . . . . . . . .   24
      5.06   Corporate Proceedings. . . . . . . . . . . . . . . . . . . .   24
      5.07   Existing Credit Agreements Refinancing . . . . . . . . . . .   25
      5.08   Adverse Change, etc. . . . . . . . . . . . . . . . . . . . .   25
      5.09   Litigation . . . . . . . . . . . . . . . . . . . . . . . . .   25
      5.10   Subsidiary Guaranty. . . . . . . . . . . . . . . . . . . . .   26
      5.11   Pledge Agreement; Security Agreement . . . . . . . . . . . .   26
      5.12   Consent Letter . . . . . . . . . . . . . . . . . . . . . . .   27
      5.13   Payment of Fees. . . . . . . . . . . . . . . . . . . . . . .   27
      5.14   Notice of Borrowing; Letter of Credit Request. . . . . . . .   27

SECTION 6.  Representations, Warranties and Agreements. . . . . . . . . .   27
      6.01   Corporate Status . . . . . . . . . . . . . . . . . . . . . .   28
      6.02   Power and Authority. . . . . . . . . . . . . . . . . . . . .   28
      6.03   No Violation . . . . . . . . . . . . . . . . . . . . . . . .   28
      6.04   Litigation . . . . . . . . . . . . . . . . . . . . . . . . .   28
      6.05   Use of Proceeds; Margin Regulations. . . . . . . . . . . . .   28
      6.06   Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .   29
      6.07   Investment Company Act . . . . . . . . . . . . . . . . . . .   29
      6.08   Public Utility Holding Company Act . . . . . . . . . . . . .   29
      6.09   True and Complete Disclosure . . . . . . . . . . . . . . . .   30
      6.10   Financial Condition; Financial Statements. . . . . . . . . .   30
      6.11   Security Interests . . . . . . . . . . . . . . . . . . . . .   31
      6.12   Tax Returns and Payments . . . . . . . . . . . . . . . . . .   31
      6.13   Compliance with ERISA. . . . . . . . . . . . . . . . . . . .   32
      6.14   Ownership; Subsidiaries. . . . . . . . . . . . . . . . . . .   33
      6.15   Intellectual Property. . . . . . . . . . . . . . . . . . . .   33
      6.16   Environmental Matters. . . . . . . . . . . . . . . . . . . .   33
      6.17   Real Properties. . . . . . . . . . . . . . . . . . . . . . .   34
      6.18   Labor Relations. . . . . . . . . . . . . . . . . . . . . . .   34
      6.19   Subordinated Debt. . . . . . . . . . . . . . . . . . . . . .   34

SECTION 7.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . .   34
      7.01   Information Covenants. . . . . . . . . . . . . . . . . . . .   35
      7.02   Books, Records and Inspections . . . . . . . . . . . . . . .   37
      7.03   Maintenance of Property; Insurance . . . . . . . . . . . . .   38
      7.04   Payment of Taxes . . . . . . . . . . . . . . . . . . . . . .   38
      7.05   Corporate Franchises . . . . . . . . . . . . . . . . . . . .   38
      7.06   Compliance with Statutes, etc. . . . . . . . . . . . . . . .   39

                                       (ii)

                                                                           Page
                                                                           ----
      7.07   Good Repair. . . . . . . . . . . . . . . . . . . . . . . . .   39
      7.08   Compliance with Environmental Laws . . . . . . . . . . . . .   39
      7.09   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
      7.10   End of Fiscal Years; Fiscal Quarters . . . . . . . . . . . .   40
      7.11   Mortgages; Title Insurance; Surveys; Appraisals; etc.. . . .   41
      7.12   Additional Security; Further Assurances. . . . . . . . . . .   43

SECTION 8.   Negative Covenants . . . . . . . . . . . . . . . . . . . . .   44
      8.01   Changes in Business. . . . . . . . . . . . . . . . . . . . .   44
      8.02   Consolidation, Merger, Sale or Purchase of Assets, etc.. . .   44
      8.03   Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
      8.04   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . .   49
      8.05   Capital Expenditures . . . . . . . . . . . . . . . . . . . .   50
      8.06   Advances, Investments and Loans. . . . . . . . . . . . . . .   50
      8.07   Dividends, etc.. . . . . . . . . . . . . . . . . . . . . . .   51
      8.08   Transactions with Affiliates . . . . . . . . . . . . . . . .   52
      8.09   Interest Coverage Ratio. . . . . . . . . . . . . . . . . . .   53
      8.10   Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . .   53
      8.11   Limitation on Voluntary Payments, etc. . . . . . . . . . . .   53
      8.12   Limitation on the Creation of Subsidiaries . . . . . . . . .   53

SECTION 9.   Events of Default. . . . . . . . . . . . . . . . . . . . . .   54
      9.01   Payments . . . . . . . . . . . . . . . . . . . . . . . . . .   54
      9.02   Representations, etc.. . . . . . . . . . . . . . . . . . . .   54
      9.03   Covenants. . . . . . . . . . . . . . . . . . . . . . . . . .   54
      9.04   Default Under Other Agreements . . . . . . . . . . . . . . .   54
      9.05   Bankruptcy, etc. . . . . . . . . . . . . . . . . . . . . . .   55
      9.06   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
      9.07   Security Documents . . . . . . . . . . . . . . . . . . . . .   56
      9.08   Subsidiary Guaranty. . . . . . . . . . . . . . . . . . . . .   56
      9.09   Judgments. . . . . . . . . . . . . . . . . . . . . . . . . .   56

SECTION 10.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . .   57

SECTION 11.  The Agent. . . . . . . . . . . . . . . . . . . . . . . . . .   79
      11.01  Appointment. . . . . . . . . . . . . . . . . . . . . . . . .   79
      11.02  Delegation of Duties . . . . . . . . . . . . . . . . . . . .   80
      11.03  Exculpatory Provisions . . . . . . . . . . . . . . . . . . .   80
      11.04  Reliance by Agent. . . . . . . . . . . . . . . . . . . . . .   81
      11.05  Notice of Default. . . . . . . . . . . . . . . . . . . . . .   81
      11.06  Non-Reliance on Agent and Other Banks. . . . . . . . . . . .   81


                                     (iii)
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                                                                           Page
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      11.07  Indemnification. . . . . . . . . . . . . . . . . . . . . . .   82
      11.08  Agent in its Individual Capacity . . . . . . . . . . . . . .   82
      11.09  Holders. . . . . . . . . . . . . . . . . . . . . . . . . . .   83
      11.10  Resignation of the Agent; Successor Agent. . . . . . . . . .   83

SECTION 12.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .   83
      12.01  Payment of Expenses, etc.. . . . . . . . . . . . . . . . . .   83
      12.02  Right of Setoff. . . . . . . . . . . . . . . . . . . . . . .   84
      12.03  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .   85
      12.04  Benefit of Agreement . . . . . . . . . . . . . . . . . . . .   85
      12.05  No Waiver; Remedies Cumulative . . . . . . . . . . . . . . .   87
      12.06  Payments Pro Rata. . . . . . . . . . . . . . . . . . . . . .   87
      12.07  Calculations; Computations . . . . . . . . . . . . . . . . .   87
      12.08  Governing Law; Submission to Jurisdiction; Venue . . . . . .   88
      12.09  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .   89
      12.10  Effectiveness. . . . . . . . . . . . . . . . . . . . . . . .   89
      12.11  Headings Descriptive . . . . . . . . . . . . . . . . . . . .   89
      12.12  Amendment or Waiver. . . . . . . . . . . . . . . . . . . . .   89
      12.13  Survival . . . . . . . . . . . . . . . . . . . . . . . . . .   90
      12.14  Domicile of Loans. . . . . . . . . . . . . . . . . . . . . .   90
      12.15  Confidentiality. . . . . . . . . . . . . . . . . . . . . . .   90
      12.16  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . .   91
      12.17  Designated Senior Indebtedness . . . . . . . . . . . . . . .   91

ANNEX I     List of Banks
ANNEX II    Bank Addresses
ANNEX III   Subsidiaries
ANNEX IV    Real Property
ANNEX V     Liens
ANNEX VI    Existing Debt
ANNEX VII   Existing Investments
ANNEX VIII  Pending Acquisitions
ANNEX IX    Designated New Zealand Indebtedness

EXHIBIT A-1  --  Form of Notice of Borrowing
EXHIBIT A-2  --  Form of Letter of Credit Request
EXHIBIT B-1  --  Form of Revolving Note
EXHIBIT B-2  --  Form of Swingline Note
EXHIBIT C    --  Form of Section 4.02(b)(ii) Certificate
EXHIBIT D-1  --  Form of Opinion of Morgan, Lewis & Bockius


                                     (iv)

EXHIBIT D-2  --  Form of Opinion of White & Case
EXHIBIT E    --  Form of Officer's Certificate
EXHIBIT F    --  Form of Subsidiary Guaranty
EXHIBIT G    --  Form of Pledge Agreement
EXHIBIT H    --  Form of Security Agreement
EXHIBIT I    --  Form of Consent Letter
EXHIBIT J    --  Form of Assignment and Assumption Agreement























                                      (v)

       CREDIT AGREEMENT, dated as of August 21, 1996, among U.S.
OFFICE PRODUCTS COMPANY, a Delaware corporation, the lenders listed from time to time on Annex I hereto (each a ""Bank'' and, collectively, the ""Banks''), and BANKERS TRUST COMPANY, as Agent. Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                              W I T N E S S E T H :
                              - - - - - - - - - -

       WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available the credit facilities provided for herein;

       NOW, THEREFORE, IT IS AGREED:

       SECTION 1.  AMOUNT AND TERMS OF CREDIT.

1.01 COMMITMENTS. (A) Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make a loan or loans (each a ""Revolving Loan'' and collectively, the ""Revolving Loans'') to the Borrower, which Revolving Loans (i) shall be made at any time and from time to time on and after the Initial Borrowing Date and prior to the Maturity Date; (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, provided, that (x) all Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type and (y) prior to the Syndication Date, Revolving Loans may only be incurred as Eurodollar Loans on the first day of a PSD Interest Period;
(iii) may be repaid and reborrowed in accordance with the provisions hereof; and (iv) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with such Bank's Percentage of Swingline Loans then outstanding and of the Letter of Credit Outstandings (exclusive of Swingline Loans and Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, such Revolving Loans) at such time, equals the Commitment of such Bank at such time.

       (B)  Revolving Loans may not be incurred as Acquisition
Loans if after giving effect thereto the aggregate outstanding principal amount of Acquisition Loans would exceed the Acquisition Sub-Limit at such time. Except to the extent made pursuant to a Mandatory Borrowing, Revolving Loans may not be incurred as Working Capital Loans if after giving effect thereto the aggregate outstanding principal amount of Working Capital Loans would exceed the Working Capital Sub-Limit then in effect.

       (C) (a) Subject to and upon the terms and conditions herein set forth, BTCo in its individual capacity agrees to make, at any time and from time to time after the Initial Borrowing Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each a ""Swingline Loan'' and, collectively, the ""Swingline Loans''), which Swingline Loans:

            (i) shall be made and maintained as Base Rate Loans;

           (ii) may be repaid and reborrowed in accordance with the provisions hereof;

          (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the Letter of Credit Outstandings (exclusive of Revolving Loans and Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, such Swingline Loans) at such time, an amount equal to the Total Commitment then in effect; and

           (iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.

BTCo shall not be obligated to make any Swingline Loans at a time when a Bank Default exists unless BTCo has entered into arrangements satisfactory to it and the Borrower to eliminate BTCo's risk with respect to the Defaulting Bank's or Banks' participation in such Swingline Loans, including by cash collateralizing each such Defaulting Bank's Percentage of the outstanding Swingline Loans. BTCo will not make a Swingline Loan after it has received written notice from the Borrower or the Required Banks stating that an Event of Default exists until such time as BTCo shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Event of Default from the Required Banks.

       (b) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 9.05), in which case a Borrowing or Borrowings of Revolving Loans, as the case may be, constituting Base Rate Loans (each such Borrowing or Borrowings, collectively, a ""Mandatory Borrowing'') shall be made on the immediately succeeding Business Day by all Banks pro rata based on each Bank's Percentage, and the proceeds thereof shall be applied directly to repay
BTCo for such outstanding Swingline Loans. Each Bank hereby irrevocably agrees to make Revolving Loans, maintained as Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Bank (other than BTCo) hereby agrees that it shall forthwith purchase from BTCo (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the Banks to share in such Swingline Loans ratably based upon their respective Percentages, provided that all interest payable on the Swingline Loans shall be for the account of BTCo until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Bank purchasing same from and after such date of purchase.

         1.02 MINIMUM BORROWING AMOUNTS, ETC. The aggregate principal amount of each Borrowing (other than a Mandatory Borrowing) shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any day; provided, that at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans.

         1.03 NOTICE OF BORROWING. (a) Whenever the Borrower desires to incur Revolving Loans (excluding Mandatory Borrowings), it shall give the Agent at its Notice Office, (x) prior to 12:00 Noon (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and (y) prior to 11:00 A.M. (New York time) on the date of each incurrence of Base Rate Loans, prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each, a ""Notice of Borrowing'') shall, except as provided in Section 1.10(b), be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether the respective Borrowing shall consist of Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto; and (iv) the respective portions of such Borrowing to constitute Acquisition Loans and Working Capital Loans, as the case may be.

         (b) (i)  Whenever the Borrower desires to incur Swingline
Loans hereunder, it shall give BTCo not later than 12:00 Noon (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of such Swingline Loan. Each such notice shall be irrevocable and shall specify in each case

(x) the date of such incurrence (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan requested to be made.

         (ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(C)(b), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

         (c) The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof, if any, and of the other matters covered by the Notice of Borrowing.

         (d) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent or BTCo (in the case of a Borrowing of Swingline Loans) or the Letter of Credit Issuer (in the case of the issuance of Letters of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Agent, BTCo or the Letter of Credit Issuer in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower agrees that the Agent's, BTCo's or the Letter of Credit Issuer's record of the terms of such telephonic notice shall constitute presumptive evidence of the facts so recorded.

         1.04 DISBURSEMENT OF FUNDS. (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, not later than 2:00 P.M. (New York time) on the date specified in the notice delivered pursuant to Section 1.03(b) or (y) in the case of Mandatory Borrowings, not later than 12:00 Noon (New York time) on the date specified in Section 1.01(C)), each Bank will make available its PRO RATA share, if any, of each Borrowing requested to be made on such date (or in the case of Swingline Loans, BTCo shall make available the full amount thereof) in the manner provided below. All amounts shall be made available to the Agent in U.S. dollars and immediately available funds at the Payment Office and the Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to
(x) if paid by such Bank, the overnight Federal Funds rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

         (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

         1.05 NOTES. (a) The Borrower's obligation to pay the principal of, and interest on, all the Loans made to it by each Bank shall be evidenced
(i) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each a ""Revolving Note'' and collectively the ""Revolving Notes'') and (ii) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (the ""Swingline Note'').

         (b) The Revolving Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

         (c) The Swingline Note issued to BTCo shall (i) be executed by the Borrower, (ii) be payable to the order of BTCo and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in
Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

         (d) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

         1.06 CONVERSIONS. The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of Loans of one Type into a Borrowing of the other Type provided that (i) no conversion of Base Rate Loans into Eurodollar Loans may be made prior to the Syndication Date except for a conversion made on the first day of a PSD Interest Period, (ii) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (iii) Base Rate Loans may only be converted into Eurodollar Loans if no Default under Section 9.01 or Event of Default is in existence on the date of the conversion and (iv) Borrowings of Eurodollar Loans resulting from this
Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower by giving the Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' (or one Business Day's in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a ""Notice of Conversion'') specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

         1.07 PRO RATA BORROWINGS. All Borrowings of Revolving Loans under this Agreement shall be made by the Banks pro rata on the basis of their Commitments, as the case may be. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

         1.08 INTEREST. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the conversion or maturity (whether by acceleration or otherwise) of such Base Rate Loan, at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

         (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

         (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and
(ii) the Applicable Base Rate Margin provided that principal in respect of Eurodollar Loans shall bear interest from the date the same becomes due (whether by acceleration or otherwise) until the end of the Interest Period applicable to such Eurodollar Loan at a per annum rate equal to 2% in excess of the rate of interest applicable to such Eurodollar Loans on such due date.

         (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

         (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

         (f) The Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

         1.09 INTEREST PERIODS. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect, by giving the Agent written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

           (i) all Eurodollar Loans comprising a Borrowing shall have the same Interest Period;

           (ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

           (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

           (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

           (v) subject to the foregoing clauses (i) through (iv), only a one month Interest Period shall be available to be selected prior to the Syndication Date, with all Revolving Loans constituting Eurodollar Loans during such period to be outstanding pursuant to a single Borrowing, with all such Borrowings to commence and end on the same day;

           (vi) no Interest Period with respect to any Borrowing of Revolving Loans may extend beyond any date upon which a Scheduled Commitment Reduction is required to be made if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Revolving Loans maintained as Eurodollar Loans with Interest Periods ending after such date would exceed the Total Commitment after such Scheduled Commitment Reduction;

           (vii) no Interest Period may be elected if it would extend beyond the Maturity Date; and

           (viii) no Interest Period may be elected at any time when a Default under Section 9.01 or an Event of Default is then in existence.

If upon the expiration of any Interest Period, the Borrower has failed to, or is not permitted to, elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

         1.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clauses (ii) and (iii) below, any Bank, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

           (i) on any date for determining the Eurodollar Rate for any Interest Period, that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

           (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of income taxes or similar charges) because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting the interbank Eurodollar market; or

           (iii) at any time since the date of this Agreement, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, the Agent (in the case of clause (i) above) or such Bank shall give notice (by telephone confirmed in writing) to the Borrower and (except in the case of clause (i)) to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Bank, upon written demand therefor (accompanied by the written notice referred to below), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, show-ing the itemized basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

         (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii)), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided, that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b). Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(b), will give prompt written notice thereof to the Borrower, which notice shall set forth the itemized basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(b) upon the subsequent receipt of such notice.

         (c) If any Bank shall have determined that after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, upon written demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the itemized basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

         1.11 COMPENSATION. The Borrower agrees to compensate each Bank, upon its written request (which request shall set forth the itemized basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding loss of anticipated profit with respect to any Loans) which such Bank may sustain:
 (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a) or (b)); (ii) if any repayment or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

         1.12 CHANGE OF LENDING OFFICE. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 2.05 or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event; provided, that such designation is made on such terms that, in the sole judgment of such Bank, such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section. Nothing in this Section
1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10, 2.05 or 4.04.

         1.13 REPLACEMENT OF BANKS . (a) (i) If any Bank becomes a Defaulting Bank or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (ii) if any Bank refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12 or (iii) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.05 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks, the Borrower shall have the right, in accordance with the requirements of Section 12.04(b), if no Event of Default will exist after giving effect to such replacement, to replace such Bank (the "Replaced Bank") with an Eligible Transferee or Transferees, none of which shall constitute a Defaulting
Bank at the time of such replacement (collectively, the "Replacement
Bank"),
reasonably acceptable to the Agent and the Letter of Credit Issuer provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with the assignment fee payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitment and outstanding Revolving Loans of, and in each case participations in Swingline Loans and Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay (x) to the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01,
(y) to the Letter of Credit Issuer an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank and (z) to BTCo an amount equal to such Replaced Bank's Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Bank and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement.

         (b) Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) of
Section 1.13(a) and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04,
12.01 and 12.06), which shall survive as to such Replaced Bank.

         SECTION 2.  LETTERS OF CREDIT.

         2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Initial Borrowing Date and prior to the Maturity Date to issue, for the account of the Borrower and in support of (x) trade obligations and other obligations of the Borrower incurred in the ordinary course of business and (y) such other obligations of the Borrower to any other Person that are reasonably acceptable to the Agent and the Letter of Credit Issuer, and subject to and upon the terms and conditions herein set forth the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit in such form as may be approved by the Letter of Credit Issuer and the Agent (each such letter of credit, a "Letter of Credit" and collectively, the "Letters of Credit").

         (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed either (x) $40,000,000 or (y) when added to the aggregate principal amount of all Loans then outstanding, the Total Commitment at such time; (ii) each Letter of Credit shall have an expiry date occurring the earlier of (x) one year after such Letter of Credit's date of issuance, provided that any standby Letter of Credit may be automatically renewable for periods of up to one year so long as such standby Letter of Credit provides that the Letter of Credit Issuer retains an option, satisfactory to the Letter of Credit Issuer, to terminate such standby Letter of Credit within a specified period of time prior to each scheduled renewal date and (y) the fifth Business Day (or the 30th day in the case of trade Letters of Credit) prior to the Maturity Date; (iii) each Letter of Credit shall be denominated in U.S. dollars; and (iv) the Letter of Credit Issuer will not issue any Letter of Credit after it has received written notice from the Borrower or the Required Banks stating that an Event of Default exists until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering same or (y) a waiver of such Event of Default by the Required Banks.

         (c) Notwithstanding the foregoing, in the event a Bank Default exists, the Letter of Credit Issuer shall not be required to issue any Letter of Credit unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of any Defaulting Bank or Banks, including by cash collateralizing any such Defaulting Bank's or Banks' Percentage of the Letter of Credit Outstandings.

         2.02 LETTER OF CREDIT REQUESTS; NOTICES OF ISSUANCE. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Agent and the Letter of Credit Issuer written notice (or telephonic notice confirmed in writing) thereof prior to 12:00 Noon (New York time) at least five Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit A-2 attached hereto (each a "Letter of Credit Request"). Each Letter of Credit Request shall include any other documents as the Letter of Credit Issuer customarily requires in connection therewith. The Agent shall promptly notify each Bank of each Letter of Credit Request.

         (b) The Letter of Credit Issuer shall, promptly upon the issuance of (x) a standby Letter of Credit by it, give the Agent, each Bank and the Borrower written notice of the issuance of such standby
Letter of Credit and (y) a trade Letter of Credit by it, give the Agent and the Borrower written notice of the issuance of such trade Letter of Credit, in either case accompanied by a copy to the Agent of the Letter of Credit or Letters of Credit issued by the Letter of Credit Issuer.

         2.03 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Agent in immediately available funds at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") promptly upon but no later than two
Business Days after the Letter of Credit Issuer notifies the Borrower that such payment or disbursement has occurred, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Base Rate Margin plus the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of such payment or disbursement), such interest also to be payable on demand.

         (b) The Borrower's obligation under this Section 2.03 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such drawing provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

         2.04 LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank, and each such Bank (each a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Agent for the account of the Banks as provided in Section 3.01(c) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments of the Banks pursuant to Section 1.13 and/or 12.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new Percentages of the assigning and assignee Bank.

         (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

         (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.03(a), the Letter of Credit Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of the Letter of Credit Issuer, the amount of such Participant's Percentage of such payment in U.S. dollars and in same day funds provided that no Participant shall be obligated to pay to the Agent its Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.
If the Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Agent for the account of the Letter of Credit Issuer such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds rate. The failure of any Participant to make available to the Agent for the account of the Letter of Credit Issuer its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of the Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of the Letter of Credit Issuer such other Participant's Percentage of any such payment.

         (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each Participant which has paid its Percentage thereof, in U.S. dollars and in same day funds, an amount equal to such Participant's Percentage of the principal amount thereof and interest thereon accruing after the actual funding of the respective participations.

         (e) The obligations of the Participants to make payments to the Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatso-ever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

           (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

           (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit, any Bank, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions con-templated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

           (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

           (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

           (v)  the occurrence of any Default or Event of Default.

         2.05 INCREASED COSTS. If after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or admini-stration thereof by any governmental authority, central bank or compar-able agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Partici-pant's participation therein, or (ii) impose on the Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Participant hereunder, then, upon written demand to the Borrower by the Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by the Letter of Credit Issuer or such Participant to the Agent), the Borrower shall pay to the Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Participant to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Participant as aforesaid shall be final and conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower's obliga-tions to pay additional amounts pursuant to this Section 2.05 upon subsequent receipt of such certificate.

         SECTION 3.  FEES; COMMITMENTS.

         3.01 FEES. (a) The Borrower agrees to pay to the Agent for distribution to each Non-Defaulting Bank a commitment fee (the "Commitment Fee") for the period from the Initial Borrowing Date to but not including the date the Total Commitment has been terminated, computed for each day at the rate equal to the Applicable Commitment Fee Percentage for such day multiplied by the Unutilized Commitment of such Bank on such day. Accrued Commitment Fees shall be due and payable quarterly in arrears on the last Business Day of March, June, September and December and the date upon which the Total Commitment is terminated.

         (b) The Borrower shall pay to the Agent for the account of the Banks PRO RATA on the basis of their Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed for each day at a rate equal to the Applicable Eurodollar Margin for such day multiplied by the then Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Commitment shall be terminated.

         (c) The Borrower shall pay to the Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "Facing Fee") computed for each day at the rate of 1/4 of 1% per annum on the then Stated Amount of such

Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Commitment shall be terminated.

         (d) The Borrower hereby agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of comparable letters of credit issued by it.

         (e) The Borrower shall pay to the Agent, for its own account, such fees as have been agreed to in writing by the Borrower and the Agent and such other fees and expenses as may be agreed to from time to time between the Borrower and the Agent, when and as due.

         (f)  All computations of Fees shall be made in accordance with
Section 12.07(b).

         3.02 VOLUNTARY REDUCTION OF COMMITMENTS. Upon at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Unutilized Total Commitment which notice shall specify the portion of the specified reduction which shall apply to the Unutilized Acquisition Sub-Limit and the Unutilized Working Capital Sub-Limit, respectively, provided that (x) any such termination or partial reduction shall apply to proportionately and permanently reduce the Commitment of each of the Banks, (y) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $5,000,000 and (z) any such partial reduction shall be applied to reduce the then remaining Scheduled Commitment Reductions on a PRO RATA basis.

         3.03 MANDATORY ADJUSTMENTS OF COMMITMENTS, ETC. (a) The Total Commitment shall be terminated on the Commitment Expiration Date unless the Initial Borrowing Date has occurred on or before such date.

         (b) In addition to any other mandatory reductions to the Total Commitment pursuant to this Section 3.03, on each date set forth below the Total Commitment shall be permanently reduced by the amount set forth opposite such date (each such reduction, a "Scheduled Commitment
Reduction"):

                   DATE                     AMOUNT
            Third Anniversary of the       $40,000,000
            Initial Borrowing Date

            Fourth Anniversary of the      $80,000,000
            Initial Borrowing Date

         (c) The Total Commitment shall terminate on the earlier of (i) the date on which a Change of Control occurs and (ii) the Maturity Date.

         (d) On the Business Day following the date of receipt by the Borrower and/or any of its Subsidiaries of Cash Proceeds from any Asset Sale, the Total Commitment shall be reduced by an amount equal to the Net Cash Proceeds from such Asset Sale, provided that such reduction shall not be required to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Rein-vestment Assets (a "Reinvestment Election"). The Borrower may exercise its Reinvestment Election with respect to an Asset Sale if (x) no Default or Event of Default exists and (y) the Borrower delivers a Reinvestment Notice to the Agent on the Business Day following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

         (e) The Total Commitment shall be reduced on the Reinvestment Reduction Date with respect to a Reinvestment Election, in an amount equal to the Reinvestment Reduction Amount, if any, with respect to such Reinvestment Election.

         (f) The Total Commitment shall be reduced, on the date of the receipt of such proceeds by the Borrower and/or any of its Subsidiaries, in an amount equal to the proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) of the incurrence of Indebtedness by the Borrower and/or any of its Subsidiaries (other than Indebtedness permitted by Section 8.04 as in effect on the Effective Date).

         (g)  Each reduction of the Total Commitment pursuant to this Section
3.03 shall apply to proportionally and permanently reduce the Commitment of each Bank.

         SECTION 4.  PAYMENTS.

         4.01 VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time on the following terms and conditions:

           (i) the Borrower shall give the Agent at the Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Bor-rowing(s) pursuant to which made, which notice shall be given by the Borrower prior to 12:00 Noon (New York time) at least three Business Days prior to the date of such prepayment (or, in the case of Base Rate Loans, on the same day) which notice shall, except in the case of Swingline Loans, promptly be transmitted by the Agent to each of the Banks;

           (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 (or $100,000 in the case of Swingline Loans) provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and

           (iii) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied PRO RATA among such Revolving Loans.

         4.02  MANDATORY PREPAYMENTS.

         (A)  REQUIREMENTS:

         (a) (i) If on any date the sum of (x) the aggregate outstanding principal amount of Loans (after giving effect to all other repayments thereof on such date) plus (y) the Letter of Credit Outstandings on such date exceeds the Total Commitment as then in effect, the Borrower shall repay on such date the aggregate principal amount of Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Commitment then in effect, the Bor-rower agrees to pay to the Agent an amount in cash and/or Cash Equivalents equal to such excess and the Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent (which shall permit cer-tain investments in Cash Equivalents satisfactory to the Agent, until the proceeds are applied to the secured obligations). All repayments of Loans pursuant to this clause (i) shall be applied first to outstanding Swingline Loans, to the extent thereof, and thereafter to Revolving Loans, with Acquisition Loans and Working Capital Loans to be repaid in proportion to their respective outstanding amounts except to the extent that such repayment would result in the outstanding principal amount of (x) Acquisition Loans exceeding the Acquisition Sub-Limit then in effect or (y) Working Capital Loans exceeding the Working Capital Sub-Limit than in effect, in which case such repayment will be applied to Acquisition Loans and/or Working Capital Loans in such allocation as will best result in the respective Sub-Limit not being exceeded.

           (ii) If, after giving effect to any repayment then being made pursuant to Section 4.02(A)(i), on any date the aggregate principal amount of Working Capital Loans exceeds the Working Capital Sub-Limit then in effect, the Borrower shall repay on such date the principal of Working Capital Loans in an aggregate amount equal to such excess.

           (iii) If, after giving effect to any repayment then being made pursuant to Section 4.02(A)(i), on any date the aggregate principal amount of Acquisition Loans exceeds the Acquisition Sub-Limit then in effect, the Borrower shall repay on such date the principal of Acquisition Loans in an aggregate amount equal to such excess.

         (b) All Swingline Loans shall be repaid in full on the Swingline Expiry Date.

         (B) APPLICATION: With respect to each prepayment of Loans required by this Section 4.02, the Borrower may designate the specific Borrowing(s) pursuant to which such Loans were made and, with respect to each prepayment of Revolving Loans, the Types of Loans which are to be prepaid provided that
(i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall be immediately converted into Base Rate Loans; (ii) each prepayment of any Revolving Loans made pursuant to a Borrowing shall be applied PRO RATA among such Revolving Loans; and (iii) no prepayment pursuant to Section 4.02(A) shall be applied to any Revolving Loans of a Defaulting Bank. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

         4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the ratable account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written, telex or facsimile transmission notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

         4.04 NET PAYMENTS. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank, in each case in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Agent within 30 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

         (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Agent on or prior to the Initial Borrowing Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause
(i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Initial Borrowing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to grossup payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank is not a United States person (defined as provided above) and has not provided to the Borrower the Internal Revenue Service Forms provided for in the foregoing provisions of this
Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

         SECTION 5. CONDITIONS PRECEDENT. The obligation of each Bank to make each Loan and the obligation of the Letter of Credit Issuer to issue each Letter of Credit hereunder are subject, at the time of such Credit Event (except as otherwise hereinafter indicated), to the satisfaction of the following conditions:

         5.01 EXECUTION OF AGREEMENT. On or prior to the Initial Borrowing Date, this Agreement shall have been executed and delivered in accordance with Section 12.10.

         5.02 NOTES. On the Initial Borrowing Date, there shall have been delivered to the Agent for the account of each Bank the appropriate Note or Notes, as the case may be, executed by the Borrower in the amount, maturity and as otherwise provided herein.

         5.03 NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

         5.04 OFFICER'S CERTIFICATE. On the Initial Borrowing Date, the Agent shall have received a certificate dated such date signed by an Authorized Officer of the Borrower stating that all of the applicable conditions set forth in Sections 5.03 and 5.07 exist as of such date.

         5.05 OPINIONS OF COUNSEL. On the Initial Borrowing Date, the Agent shall have received opinions, addressed to each of the Banks and dated the Initial Borrowing Date, (i) from Morgan, Lewis & Bockius, special counsel to the Borrower, which opinion shall cover the matters contained in Exhibit D-1 and such other matters incident to the transactions contemplated herein as the Agent may reasonably request and (ii) from White & Case, special counsel to the Banks, which opinion shall cover the matters contained in Exhibit D-2.

         5.06  CORPORATE PROCEEDINGS. (A)  On the Initial Borrowing
Date, the Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the chairman, a vice chairman, the president or any vice-president of such Credit Party, and attested to by the secretary or any assistant secretary of such Person, in the form of Exhibit E with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws, or other organizational documents, of such Credit Party, the resolutions of such Credit Party and each of the other documents referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation, By-Laws, resolutions and other documents) shall be satisfactory to the Agent.

         (B) On the Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

         5.07 EXISTING CREDIT AGREEMENTS REFINANCING. On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date,
(x) the commitments under the Domestic Credit Agreements shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated and all other amounts owing pursuant to the Domestic Credit Agreements shall have been repaid in full (the "Existing Credit Agreements Refinancing") and (y) the creditors under the Domestic Credit Agreements shall have terminated and released all security interests in and Liens on the capital stock of and assets owned by the Borrower or any of its Subsidiaries and the Agent shall have received evidence (including releases) in form, scope and substance satisfactory to it that the matters set forth in this
Section 5.07 have been satisfied at such time.

         5.08 ADVERSE CHANGE, ETC. On the Initial Borrowing Date, nothing shall have occurred (and neither the Required Banks nor the Agent shall have become aware of any facts or conditions not previously known) which the Required Banks or the Agent shall determine (a) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or the Agent under the Credit Documents or on the ability of the Borrower and/or the other Credit Parties to perform their respective obligations under the Credit Documents or (b) has, or could reasonably be expected to have, a Material Adverse Effect.

         5.09 LITIGATION. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to this Agreement or any other Credit Document or (b) which the Agent or the Required Banks shall determine has or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the rights or remedies of the Banks or the Agent under the Credit Documents or on the ability of the Borrower and/or the other Credit Parties in the aggregate to perform their respective obligations under the Credit Documents.

         5.10 SUBSIDIARY GUARANTY. On the Initial Borrowing Date, each Material Domestic Subsidiary shall have duly authorized, executed and delivered a guaranty in the form of Exhibit F hereto (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

         5.11 PLEDGE AGREEMENT; SECURITY AGREEMENT. (a) On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit G (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledged Securities referred to therein (provided that only 51% of the capital stock of Blue Star shall be required to be so delivered, and with the additional 14% of the capital stock of Blue Star to be delivered as provided in Section 7.11(B)(a)), endorsed in blank or accompanied by executed and undated stock powers, and the Pledge Agreement shall be in full force and effect.

         (b) On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Security Agreement substantially in the form of Exhibit H (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, in each case together with:

           (i) executed copies of Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

           (ii) to the extent available, certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been filed or delivered to the Agent and
     (y) to the extent evidencing Permitted Liens), it being understood that UCC-11's shall not be required to be newly obtained pursuant to this clause (ii) except as to those entities agreed upon by the Borrower and the Agent prior to the Effective Date;

           (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement; and

           (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

         5.12 CONSENT LETTER. On the Initial Borrowing Date, the Agent shall have received a letter from CT Corporation System, substantially in the form of Exhibit I hereto, indicating CT Corporation System's consent to its appointment by the Borrower as its agent to receive service of process.

         5.13 PAYMENT OF FEES. On the Initial Borrowing Date, all costs, fees and expenses, and all other compensation contemplated by this Agreement due to the Agent or the Banks (including, without limitation, legal fees and expenses) shall have been paid to the extent due.

         5.14 NOTICE OF BORROWING; LETTER OF CREDIT REQUEST. The Agent shall have received a Notice of Borrowing satisfying the requirements of
Section 1.03 with respect to each incurrence of Loans and the Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request satisfying the requirements of Section 2.02 with respect to each issuance of a Letter of Credit.

         The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Banks that all of the applicable conditions specified above exist as of the date of such Credit Event. All of the certificates, legal opinions and other documents and papers referred to in Section 5, unless otherwise specified, shall be delivered to the Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be reasonably satisfactory in form and substance to the Agent.

         SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Banks to enter into this Agreement and to make the Loans and issue and/or participate in the Letters of Credit provided for herein, the Borrower makes the following representations, warranties and agreements as to itself and as to each of its Subsidiaries (to the extent provided therein) with the Banks, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit.

         6.01 CORPORATE STATUS. Each of the Credit Parties (i) is a duly organized and validly existing corporation and is in good standing, in each case under the laws of the jurisdiction of its organization, and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

         6.02 POWER AND AUTHORITY. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

         6.03 NO VIOLATION. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by them with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party pursuant to the terms of any material indenture, mortgage, deed of trust, agreement or other instrument to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws, as the case may be, of such Credit Party.

         6.04 LITIGATION. There are no actions, suits or proceedings pending or threatened, with respect to the Borrower or any of its Subsidiaries (i) that have, or that are reasonably likely to have, a Material Adverse Effect or (ii) that have, or that are reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or on the ability of the Borrower and/or the other Credit Parties to perform their respective obligations to the Banks under the Credit Documents.

         6.05 USE OF PROCEEDS; MARGIN REGULATIONS. (a) The proceeds of all Working Capital Loans and Swingline Loans shall be utilized for the general corporate and working capital purposes of the Borrower and its Subsidiaries (it being understood and agreed that such purposes shall include the repayment of working capital indebtedness of entities that become Subsidiaries of the Borrower that is outstanding at the time of the acquisition thereof pursuant to a Permitted Acquisition), including to repay all outstanding Loans under the Domestic Credit Agreements.

         (b) The proceeds of all Acquisition Loans shall be utilized to (w) make Permitted Acquisitions, (x) make Section 8.02(g) Acquisitions, (y) effect the Dudley Transaction and (z) refinance the Designated New Zealand Indebtedness, provided that a portion of the Total Commitment and of the Acquisition Sub-Limit, in each case equal to $180,000,000 may not be utilized except to the extent it is utilized to refinance the Designated New Zealand Indebtedness.

         (c) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System. The proceeds of the Loans may be utilized to purchase or carry Margin Stock provided that (i) the aggregate amount of Margin Stock owned by the Borrower and its Subsidiaries in any one Person shall not exceed 5% of the total Margin Stock of such Person at any time, (ii) the aggregate total expenditures by the Borrower and its Subsidiaries after the Initial Borrowing Date attributable to Margin Stock shall not exceed $40,000,000 and (iii) at no time shall the market value of all Margin Stock held by the Borrower and its Subsidiaries exceed 25% of the consolidated total assets of the Borrower subject to Sections 8.02 and 8.03.

         6.06 APPROVALS. Except as have been obtained or made and which remain in full force and effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof or any other Person, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document and the consummation of the transactions contemplated therein or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

         6.07 INVESTMENT COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         6.08 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         6.09 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Credit Party in writing to the Agent or any Bank (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and PRO FORMA financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the Borrower or any of its Subsidiaries which would have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Agent for use in connection with the transactions contemplated hereby.

         6.10  Financial Condition; Fin(a)   On and as of the Initial
Borrowing Date, on a PRO FORMA basis after giving effect to the execution, delivery and performance of this Agreement and the other Credit Documents and the consummation of the transactions contemplated herein and therein and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection therewith, and with respect to the Borrower and its Subsidiaries taken as a whole (x) the sum of their assets, at a fair valuation, will exceed their debts, (y) they have not incurred nor intend to, nor believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) they will have sufficient capital with which to conduct their business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. 6.10 Financial Condition; Fin(b)

         (b) The consolidated balance sheets of the Borrower at April 30, 1996, and the related consolidated statements of operations and cash flows of the Borrower for the fiscal year ended as of said date, which have been examined by Price Waterhouse LLP, independent certified public accountants, and the PRO FORMA (as of the Initial Borrowing Date after giving effect to the consummation of each acquisition to occur on or before such date and to the transactions contemplated hereby) consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of operations and cash flows for the Test Period of the Borrower ended April 30, 1996 (such statements, the "Closing Date Financials"), copies of which have heretofore been furnished to each Bank, present fairly the financial position of the Borrower and its Subsidiaries at the dates of said statements and the results for the periods covered thereby (or, in the case of the PRO FORMA balance sheet, present a good faith estimate of the consolidated PRO FORMA financial condition and results of the Borrower and its Subsidiaries at the date thereof and/or for the period covered thereby). All such financial statements (other than the aforesaid PRO FORMA balance sheet) have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

         (c) Nothing has occurred since April 30, 1996 that has had or could reasonably be expected to have a Material Adverse Effect.

         (d) Except as fully reflected in the financial statements described in Section 6.10(b) or in the footnotes thereto and the Indebtedness incurred under this Agreement, there were as of the Initial Borrowing Date (and after giving effect to any Loans made on such date), no material Contingent Obligation, contingent liability or liability for taxes or any long-term lease or unusual forward or long-term commitment, including interest rate or currency swap or exchange transactions, with respect to the Borrower or any of its Subsidiaries which either individually or in the aggregate would be material to the Borrower or to the Borrower and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to April 30, 1996.

         6.11 SECURITY INTERESTS. On and after the Initial Borrowing Date, each of the Security Documents creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Security Agreement Collateral may be subject to the security interests evidenced by Permitted Liens relating thereto and each Mortgaged Property may be subject to the Permitted Encumbrances relating thereto) in favor of the Collateral Agent (or such other trustee as may be required and desired under local law). No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made, or provided for as contemplated by Section 5.11(b), on or prior to the Initial Borrowing Date.

         6.12 TAX RETURNS AND PAYMENTS. Each of the Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it (giving effect to any filing extension obtained in connection therewith) and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith through appropriate means. The Borrower and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date.

         6.13 COMPLIANCE WITH ERISA. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to
Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212
of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any material liability (including any indirect, contingent or secondary liability) under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, could not result in a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in
Section 3(2) of ERISA) the obligations with respect to which could result in a Material Adverse Effect.

         6.14 OWNERSHIP; SUBSIDIARIES. On the Effective Date, the corporations listed on Annex III are all of the Material Domestic Subsidiaries of the Borrower. Annex III correctly sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Material Domestic Subsidiaries and also identifies the direct owner thereof.

         6.15 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries owns or holds a valid license to use all the patents, trademarks, permits, service marks, trade names, technology, know-how, copyrights, licenses, franchises and formulas or rights with respect to the foregoing, that are used in the operation of the business of the Borrower and each of its Subsidiaries as presently conducted and as proposed to be conducted and are material to such business.

         6.16 ENVIRONMENTAL MATTERS. (a) The Borrower and each of its Subsidiaries have complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of the Borrower, past or threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, on any property adjoining or in the vicinity of any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any currently owned Real Property of the Borrower or any of its Subsidiaries or
(ii) to cause any such currently owned Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

         (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate any Environmental Law. Hazardous Materials have not at any time been Released on or from any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries. There are not now any underground storage tanks located on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries.

         (c) Notwithstanding anything to the contrary in this Section 6.16, the representations made in this Section 6.16 shall only be untrue if the aggregate effect of all failures, noncompliance, Environmental Claims, Hazardous Materials, Releases and presence of underground storage tanks, in each case of the types described above, could reasonably be expected to have a Material Adverse Effect.

         6.17 REAL PROPERTIES. lAl Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Effective Date, and the nature of the interest therein, is correctly set forth in Annex IV. The Borrower and each of its Subsidiaries has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property reflected in Annex IV and in the financial statements referred to in Section 6.10(b), free and clear of all Liens, other than Permitted Encumbrances.

         6.18 LABOR RELATIONS. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

         6.19 SUBORDINATED DEBT. The Loans and all other Obligations hereunder and under the other Credit Documents constitute ""Designated Senior Indebtedness'' for all purposes of the Existing Convertible Debt.

         SECTION 7. AFFIRMATIVE COVENANTS. The Borrower hereby covenants and agrees that on the Initial Borrowing Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are out-standing and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

         7.01  INFORMATION COVENANTS. The Borrower will furnish to each Bank:

         (a) ANNUAL FINANCIAL STATEMENTS. Within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and stockholders' equity and of cash flows for such fiscal year and setting forth comparative figures for the preceding fiscal year and comparable budgeted figures for such fiscal year and certified by the chief financial officer or other Authorized Officer of the Borrower that such statements fairly present the financial condition of the Borrower and its Subsidiaries, as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated
 and examined by independent certified public accountants of recognized national standing as shall be acceptable to the Agent, whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention or, if such a Default or Event of Default has come to their attention a statement as to the nature thereof (it being understood that delivery of the Borrower's annual report, as filed with the SEC on Form 10-K, shall be adequate to comply with the requirements of this Section 7.01(a)).

         (b) QUARTERLY FINANCIAL STATEMENTS. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations and stockholders' equity and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period; all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments (it being understood that delivery of the Borrower's quarterly financial statements, as filed with the SEC on Form 10-Q, shall be adequate to comply with the requirements of this Section 7.01(b)).

         (c) BUDGETS, ETC. Not more than 60 days after the commencement of each fiscal year of the Borrower, a consolidated budget of the Borrower and its Subsidiaries in reasonable detail for each of the four fiscal quarters of such fiscal year as customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 7.01(a) and (b), a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to this clause (c) shall be presented.

         (d) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of the chief financial officer, controller or chief accounting officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (x) the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.05, 8.09 and 8.10, as at the end of such fiscal quarter or year, as the case may be and (y) the Leverage Ratio (with detailed computation thereof) as at the end of such fiscal quarter or year, as the case may be.

         (e) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within five Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of, or threat of, or any significant development in, any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

         (f) AUDITORS' REPORTS. Promptly upon receipt thereof, a copy of each report or ""management letter'' submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Subsidiaries.

         (g) ENVIRONMENTAL MATTERS. Promptly after obtaining knowledge of any of the following, written notice of:

           (i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property which, if successful, would be reasonably likely to have a Material Adverse Effect;

           (ii) any condition or occurrence that (x) results in material noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law, or (y) could reasonably be anticipated to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property with respect to, in the case of both clauses (x) and (y) above, (A) any Mortgaged Property or
     (B) to the extent such noncompliance or Environmental Claim is material to the Borrower or to any other Credit Party, any other Real Property;

           (iii) any condition or occurrence on any Real Property that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or its Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law in the event such restrictions apply with respect to a Mortgaged Property or, to the extent such restrictions are material to the Borrower or any other Credit Party, with respect to any other Real Property; and

           (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's response thereto. In addition, the Borrower agrees to provide the Banks with copies of all material communications with any government or governmental agency relating to Environmental Laws, all material communications with any person relating to Environmental Claims, and such detailed reports of any Environmental Claim as may reasonably be requested by the Agent or the Required Banks.

         (h) OTHER INFORMATION. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to the holders of their publicly held capital stock (in each case to the extent not theretofore delivered to the Banks pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

         7.02 BOOKS, RECORDS AND INSPECTIONS. The Borrower will, and will cause each of its Subsidiaries to, permit, upon notice to the chief financial officer or other Authorized Officer of the Borrower, officers and designated representatives of the Agent or the Required Banks to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the Required Banks may desire.

         7.03 MAINTENANCE OF PROPERTY; INSURANCE. (a) The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with reputable and solvent insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice. The Borrower will furnish on the Initial Borrowing Date and annually thereafter to the Agent a summary of the insurance carried in respect of the Borrower and its Subsidiaries and the assets of the Borrower and its Subsidiaries together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured (in the case of liability policies) and/or loss payee (in the case of casualty policies), to the extent of its interests therein.

         (b) If the Borrower or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 7.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Agent and/or the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Agent or the Collateral Agent as the case may be, for all costs and expenses of procuring such insurance.

         7.04 PAYMENT OF TAXES. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 8.03(a) or charge upon any properties of the Borrower or any of its Subsidiaries provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

         7.05 CORPORATE FRANCHISES. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises and authority to do business to the extent material to any Credit Party or to the Borrower and the other Credit Parties taken as a whole provided that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

         7.06 COMPLIANCE WITH STATUTES, ETC. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which could not have a Material Adverse Effect or a material adverse effect on the ability of the Credit Parties, in the aggregate, to perform their obligations under the Credit Documents.

         7.07 GOOD REPAIR. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 8.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

         7.08 COMPLIANCE WITH ENVIRONMENTAL LAWS. (a) The Borrower (i) will pay, and will cause each of its Subsidiaries to pay, all costs and expenses incurred by it in keeping in material compliance with all Environmental Laws, and will keep or cause to be kept all Real Properties free and clear of any material Liens imposed pursuant to such Environmental Laws and (ii) will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the operation of their business and the ownership of use of any Real Property; and (b) neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, unless the failure to comply with the requirements specified in clause (a) or
(b) above, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. If the Borrower or any of its Subsidiaries, or any tenant or occupant of any Real Property, causes or permits any intentional or unintentional act or omission resulting in the material presence or release of any Hazardous Material (except in compliance with applicable Environmental Laws), the Borrower agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property provided that neither the Borrower nor any of its Subsidiaries shall be required to comply with any such order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP.

         7.09 ERISA. As soon as possible and, in any event, within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events, the Borrower will deliver to each of the Banks a certificate of the chief financial officer or other Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. At the request of any Bank, the Borrower will deliver to such Bank a complete copy of the annual report (on Internal Revenue Service Form 5500 series) of each Plan (including, to the extent required, the related financial and actuarial statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Banks no later than 10 days after the date such report has been filed with the Internal Revenue Service or received by the Borrower or the Subsidiary or the ERISA Affiliate, as applicable.

         7.10 END OF FISCAL YEARS; FISCAL QUARTERS. The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries', fiscal years and fourth fiscal quarters to end on the last Saturday of April of each year and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on the last Saturday of each July, October, January and April of each year.

         7.11 MORTGAGES; TITLE INSURANCE; SURVEYS; APPRAISALS; ETC. (A) Within 60 days following the Initial Borrowing Date, the Borrower shall cause to be delivered to the Collateral Agent:

         (a) fully executed counterparts of a mortgage or deed to secure debt or similar documents in form and substance satisfactory to the Agent (as may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, each, a ""Mortgage'' and collectively, ""Mortgages''), which Mortgages shall cover such of the Real Property owned by any Credit Party to the extent designated as such on Annex IV (each, a ""Mortgaged Property'' and collectively, the ""Mortgaged Properties''), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages for recording in all places to the extent necessary or, in the opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) as intended by each such Mortgage;

         (b) mortgagee title insurance policies in connection with the Mortgaged Properties issued by title insurers satisfactory to the Collateral Agent (the ""Mortgage Policies''), in amounts satisfactory to the Collateral Agent assuring the Collateral Agent that the respective Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance satisfactory to the Collateral Agent and shall include, as appropriate, an endorsement for future advances under this Agreement, the Notes and the Mortgages and for any other matter that the Collateral Agent in its discretion may request, shall not include an exception for mechanics' liens, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent in its discretion may reasonably request; and

         (c) surveys in form and substance reasonably satisfactory to the Collateral Agent of each Mortgaged Property, dated a recent date acceptable to the Collateral Agent, certified in a manner satisfactory to the Collateral Agent by a licensed professional surveyor satisfactory to the Collateral Agent. The Collateral Agent shall also have received such estoppel letters, landlord waiver letters, non-disturbance letters and similar assurances as may have been requested by the Collateral Agent, which letters shall be in form and substance reasonably satisfactory to the Collateral Agent.

         (B) On or prior to September 30, 1996 (or 10 days after the Initial Borrowing Date in the case of clause (f) below):

         (a) the Borrower shall cause to be delivered to the Collateral Agent (i) stock certificates representing an additional 14% of the capital stock of Blue Star, and (ii) any other stock certificates required to be delivered pursuant to the Pledge Agreement and not yet delivered, accompanied by, in each case, revised Annexes to the Pledge Agreement reflecting such certificates and executed and undated stock powers;

         (b) the Borrower shall cause to be delivered to the Agent such Form UCC-11's or equivalent reports required to be delivered pursuant to
     Section 5.11(b)(ii) but not yet delivered pursuant thereto, and the Borrower shall terminate, or cause to be terminated, any Liens shown thereon to the extent not constituting Permitted Liens;

         (c) the Borrower shall cause to be delivered to the Agent such amendments or modifications to the charter documents of Blue Star as the Agent may request in connection with the pledge of the shares of Blue Star pursuant to the Pledge Agreement and the exercise of remedies thereunder in respect of such shares, which amendments or modifications shall be in form and substance satisfactory to the Agent;

         (d) the Borrower shall deliver to the Agent opinions, addressed to the Agent, the Collateral Agent and each of the Banks, (i) from Morgan Lewis and Bockius, special counsel to the Borrower, which opinion shall be in form and substance satisfactory to the Agent and shall cover such matters incident to the transactions contemplated by this Section 7.11 as the Agent may reasonably request and such other matters incident to the transactions contemplated by this Agreement as the Agent may reasonably request and (ii) from such local and New Zealand counsel satisfactory to the Agent as the Agent may request, which opinions shall cover certain matters relating to the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Agent may reasonably request and shall, in each such case, be in form and substance satisfactory to the Agent and, in each such case, the Borrower shall take, or cause to be taken, any action reasonably requested by the Agent and recommended or required in order for such opinion to be so satisfactory;

         (e) the Borrower shall cause to be delivered to the Agent the Closing Date Financials which shall be in form and substance satisfactory to the Agent;

         (f) the Borrower shall execute and deliver such additional UCC-1 financing statements and other security filings as shall be reasonably requested by the Agent; and

         (g) the Borrower shall deliver such certificates and other documents as are required to be delivered pursuant to Section 5 hereof but were not delivered on or prior to the Initial Borrowing Date, and such certificates and other documents shall be in form and substance satisfactory to the Agent.

         7.12 ADDITIONAL SECURITY; FURTHER ASSURANCES. (a) At the time any Person which does not constitute a Material Domestic Subsidiary on the Initial Borrowing Date becomes a Material Domestic Subsidiary thereafter (whether by acquisition or otherwise), the Borrower shall give prompt notice thereof to the Agent and the Banks. Upon the request of the Agent or the Required Banks, the Borrower shall cause such Subsidiary to (x) execute a counterpart of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement, and (y) execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such Person would have had to deliver if such Person were a Credit Party on the Initial Borrowing Date, in each case, in form and substance satisfactory to the Agent.

         (b) At the time the Borrower or any Subsidiary Guarantor shall acquire an ownership interest in a Material Real Property (or at the time of the acquisition or creation, after the Initial Borrowing Date, of any Subsidiary Guarantor having an ownership interest in a Material Real Property), the Borrower shall give prompt notice thereof to the Agent and the Banks. Upon the request of the Agent or the Required Banks, the Borrower shall, or shall cause such Subsidiary Guarantor to, execute a mortgage, deed to secure debt or similar document with respect to such Material Real Property (all such mortgages, deeds and similar documents, ""Additional Mortgages'') satisfactory in form and substance to the Agent and shall constitute valid and enforceable perfected mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

         (c) The Borrower will, and will cause each Subsidiary Guarantor to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assign-ments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, real estate appraisals satisfying the requirements of applicable law, mortgage policies, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.12 has been complied with.

         (d)  The Borrower agrees that each action required above by this
Section 7.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Agent or the Required Banks.

         SECTION 8. NEGATIVE COVENANTS. The Borrower hereby covenants and agrees that as of the Initial Borrowing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

         8.01 CHANGES IN BUSINESS. The Borrower will not permit at any time the business activities conducted by the Borrower and its Subsidiaries (other than immaterial activities) to include activities other than those currently conducted on the Effective Date and any additional businesses relating to the provision of products and services (including maintenance services) for offices and schools and activities incidental to the foregoing.

         8.02 CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets (other than inventory, obsolete equipment or excess equipment, in each case in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that the following shall be permitted:

         (a) Consolidated Capital Expenditures by the Borrower and its Subsidiaries to the extent not in violation of Section 8.05, and the Borrower and its Subsidiaries may enter into operating leases as lessee with respect to real or personal property in the ordinary course of business and otherwise in compliance with this Agreement;

         (b) (i) the Borrower and the Subsidiary Guarantors (other than Specified Subsidiaries) may transfer assets among themselves, (ii) Foreign Subsidiaries may transfer assets among themselves and (iii) the Borrower and/or the Subsidiary Guarantors may make investments (other than in connection with an acquisition) in Foreign Subsidiaries provided that at any time the aggregate amount of investments so made after the Effective Date pursuant to this clause (b)(iii), when added to (I) all then outstanding intercompany Indebtedness incurred by Foreign Subsidiaries pursuant to 8.04(d)(iv) and (II) the aggregate cash and cash equivalents plus the aggregate market value of all other consideration (other than the common stock of the Borrower and not including any Indebtedness assumed in connection therewith) then and theretofore paid by the Borrower and its Subsidiaries after the Effective Date pursuant to Permitted Acquisitions with respect to Foreign Acquired Businesses, will not exceed the Permitted Foreign Investment Amount at such time;

         (c)  the advances, investments and loans permitted pursuant to
     Section 8.06;

         (d) the Borrower and its Subsidiaries may sell or discount, in each case without recourse, accounts receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

         (e) the Borrower and its Subsidiaries may sell or otherwise dispose of assets for cash, provided that the aggregate net cash proceeds from all such sales pursuant to this clause (e) shall not exceed $20,000,000 in any fiscal year of the Borrower;

         (f) the Borrower may acquire assets or the capital stock of any Person, including by merger of the Acquired Business with a Subsidiary Guarantor so long as the survivor of such merger is, or becomes at such time, a Subsidiary Guarantor (any such acquisition, a ""Permitted Acquisition'' and the date of consummation of any such acquisition, an ""Acquisition Date''), provided that (i) the sum of the aggregate cash and Cash Equivalents plus the aggregate market value of all other consideration paid by the Borrower and its Subsidiaries (including any Indebtedness assumed by the Borrower or any Subsidiary) in connection with any Acquired Business acquired in such Permitted Acquisition shall not exceed $100,000,000 (or, in the case where at least 90% of the total consideration (not including any Indebtedness assumed by the Borrower and/or any Subsidiary) paid for an Acquired Business consists of the common stock of the Borrower, $200,000,000); (ii) at least one-third of the sum of the aggregate cash and Cash Equivalents plus the aggregate market value of all other consideration paid in respect of all Permitted Acquisitions and all Other Designated Acquisitions consummated during any six month period shall have been paid in the form of non-redeemable common equity of the Borrower; (iii) no Default or Event of Default exists at the time of such acquisition or will exist as a result thereof; (iv) in respect of each Permitted Acquisition (or of all Permitted Acquisitions closing on the same date), the Borrower shall have delivered to the Agent an officer's certificate executed by an Authorized Officer of the Borrower demonstrating that (A) the Acquired Business the subject of such Permitted Acquisition (or Acquisitions), when combined with all other Acquired Businesses the subject of Permitted Acquisitions and Other Designated Acquisitions consummated during the six month period ending on the respective Acquisition Date, would have been in compliance with Sections 8.09 and 8.10 of this Agreement as applicable to such Acquired Businesses on a combined basis, in each case, for the last Test Period of the Borrower then ended and
     (B) on a pro forma basis determined as if such Permitted Acquisition (or Acquisitions) had been consummated on the first day of the last Test Period of the Borrower then ended, the Borrower would have been in compliance with Sections 8.09 and 8.10 of this Agreement for such Test Period; (v) each such Acquired Business shall be located in the United States or an Approved Country; and (vi) after giving effect thereto, the proviso in Section 8.02(b)(iii) is satisfied;

         (g) the Borrower may acquire the Persons and/or businesses listed on Annex VIII hereto (""Section 8.02(g) Acquisitions'');

         (h) the Borrower may acquire assets of or the capital stock of or other ownership interest in any Person so long as the aggregate cash and Cash Equivalents plus the aggregate market value of all other consideration paid in connection with all such acquisitions and investments consummated after the Effective Date shall not exceed $5,000,000 in any fiscal year of the Borrower;

         (i) (x) any Subsidiary (other than a Specified Subsidiary) may be merged with or into, or be dissolved or liquidated into the Borrower or any Subsidiary Guarantor (other than a Specified Subsidiary) provided that (i) the remaining entity must be a Subsidiary Guarantor and (ii) a Specified Subsidiary may be merged with or into, or be dissolved or liquidated into, a Subsidiary Guarantor so long as the Indebtedness (if any) of, and/or Liens (if any) on the property of, such Specified Subsidiary would be permitted to be incurred by such Subsidiary Guarantor under the provisions hereof at the time of such merger, dissolution or consolidation and (y) any Foreign Subsidiary may be merged with or into, or be dissolved or liquidated into, any other Foreign Subsidiary provided that if any stock of any Foreign Subsidiary involved in such merger, dissolution or liquidation was pledged under the Pledge Agreement prior to such merger, dissolution or consolidation, at least 65% of each class of capital stock of the surviving Foreign Subsidiary shall be pledged pursuant to the Pledge Agreement.

To the extent the Required Banks waive the provisions of this Section
8.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.02 (and such Collateral is released (or permitted to be released) from the Liens created by the respective Security Document), such Collateral in each case shall be sold free and clear of the Liens created by the Security Documents and the Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as the Agent deems appropriate, or as the Borrower may reasonably request, in connection therewith.

         8.03 LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes) or assign any right to receive income, except:

         (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

         (b) Liens in respect of property or assets of the Borrower and its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

         (c) Liens created by or pursuant to this Agreement or the Security Documents;

         (d) Liens in existence on the Effective Date, and which are to continue in effect after the Initial Borrowing Date which are listed, and the property subject thereto described, in Annex VI, without giving effect to any extensions or renewals thereof (""Permitted Liens'');

         (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09;

         (f) Liens incurred or deposits made (x) in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and (y) to secure the performance of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;

         (g) licenses, leases or subleases granted to third Persons not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

         (h) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;

         (i)  Liens created pursuant to Capital Leases permitted pursuant to
     Section 8.04(b);

         (j) Liens arising pursuant to purchase money mortgages securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Initial Borrowing Date, provided, that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 80%, of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness, and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.04(b);

         (k) Liens attaching to specific assets at the time acquired pursuant to a Permitted Acquisition in compliance with Section 8.02(f) (and not to all such assets generally), provided that (x) any such Liens, and the Indebtedness secured thereby, were not created at the time of or in contemplation of the acquisition of such assets by the Borrower or its Subsidiaries, (y) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the asset to which such Lien attaches, determined at the time of the acquisition of such asset, and (z) the Indebtedness secured thereby is permitted by Section 8.04(f);

         (l) Liens securing any Indebtedness permitted by Section 8.04(e); provided that such Liens attach only to the assets of the Foreign Subsidiary or Subsidiaries liable with respect to such Indebtedness; and

         (m)  Permitted Encumbrances.

         8.04 INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

         (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

         (b) Capitalized Lease Obligations and Indebtedness incurred pursuant to purchase money Liens permitted by Section 8.03(j), provided, that the sum of all such Capitalized Lease Obligations outstanding at any time plus the aggregate principal amount of such purchase money Indebtedness outstanding at such time shall not exceed $40,000,000;

         (c) Indebtedness of the Borrower and its Subsidiaries (including any unsecured guaranties by the Borrower of employment contracts entered into by any of its Subsidiaries) incurred prior to the Effective Date, and which is to remain outstanding after the Initial Borrowing Date and listed on Annex VII, but only to the respective date, if any, set forth on such Annex VII with respect to any particular Indebtedness (except that such guaranties of employment contracts need not be listed on Annex
     VII) (""Existing Debt''), without giving effect to any subsequent extension, renewal or refinancing thereof;

         (d) Indebtedness (i) between and among the Borrower and Subsidiary Guarantors (other than Specified Subsidiaries), (ii) among Foreign Subsidiaries, (iii) to the Borrower owing by Blue Star to the extent permitted by Section 8.06(k), (iv) to the Borrower or any Subsidiary Guarantor owing from Foreign Subsidiaries if after giving effect to the incurrence of any Indebtedness under this clause (iv) the proviso in
     Section 8.02(b)(iii) is satisfied, provided that, in the case of clauses
     (iii) and (iv), any such Indebtedness shall be evidenced by a Promissory Note of the Foreign Subsidiary that is pledged pursuant to the Pledge Agreement; and (v) to the Borrower or any Subsidiary Guarantor owing from Domestic Subsidiaries which are not Subsidiary Guarantors in an aggregate amount not exceeding $10,000,000;

         (e) Indebtedness of Foreign Subsidiaries under lines of credit extended by third Persons to any such Foreign Subsidiary the proceeds of which Indebtedness are used for such Foreign Subsidiary's working capital purposes provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all Foreign Subsidiaries shall not exceed $40,000,000;

         (f) Indebtedness of a Person outstanding at the time it is first acquired by the Borrower or any Subsidiary in a Permitted Acquisition pursuant to Section 8.02(f) provided that (A) any such Indebtedness was not created at the time of or in contemplation of such acquisition and
     (B) the aggregate principal amount of

     Indebtedness permitted pursuant to this clause (f) shall not exceed $40,000,000 at any time outstanding;

         (g) Indebtedness incurred pursuant to an unsecured guaranty by the Borrower of Indebtedness of the Dudley JV, which guaranty shall not exceed in the aggregate $75,000,000;

         (i) unsecured Indebtedness of the Borrower not otherwise permitted by the foregoing clauses (a) through (g), provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (i) shall not exceed $40,000,000 at any time outstanding.

         8.05 CAPITAL EXPENDITURES. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make Consolidated Capital Expenditures, provided that the Borrower and its Subsidiaries may make Consolidated Capital Expenditures so long as the aggregate amount of Consolidated Capital Expenditures made during (x) the period (taken as one accounting period) commencing on the Initial Borrowing Date and ending on April 30, 1997 does not exceed $15,000,000 and (y) each fiscal year (taken as one accounting period) thereafter commencing with the fiscal year ending April 30, 1998, does not exceed the Capital Expenditure Amount for such year.

         (b)  Notwithstanding anything to the contrary contained in clause
(a) above, to the extent that Consolidated Capital Expenditures made by the Borrower and its Subsidiaries during any period are less than the maximum amount permitted to be made for such period pursuant to clause (a) (without taking into account any increase in the amount permitted during such period as a result of this clause (b)), $5,000,000 of such unused amount may be carried forward to the immediately succeeding fiscal year and utilized to make Consolidated Capital Expenditures in excess of the amount permitted above in such following period.

         8.06 ADVANCES, INVESTMENTS AND LOANS. The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:

         (a) the Borrower and its Subsidiaries may invest in cash and Cash Equivalents;

         (b) the Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower;

         (c) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

         (d) transactions permitted by 8.02(b), 8.02(g), 8.02(h) and/or 8.04(d) shall be permitted;

         (e) advances, loans and investments in existence on the Effective Date and listed on Annex VIII, without giving effect to any additions thereto or replacements thereof, shall be permitted;

         (f) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted;

         (g) loans and advances to employees for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount not to exceed $250,000 at any time, shall be permitted;

         (h)  Foreign Subsidiaries may invest in Foreign Cash Equivalents;

         (i)  Permitted Acquisitions shall be permitted;

         (j) (x) the Dudley Transaction shall be permitted and (y) investments representing minority ownership interests (including by means of a joint venture arrangement) shall be permitted so long as the aggregate amount invested pursuant to this clause (y) after the Effective Date, shall not exceed $40,000,000;

         (k) the Borrower shall be permitted to make aggregate cash equity investments in and/or loans to Blue Star of no more than $180,000,000, which amounts shall be applied to refinance the Designated New Zealand Indebtedness; and

         (l)  investments not otherwise permitted by the foregoing clauses
     (a) through (k), inclusive, provided that the aggregate amount of the investments made pursuant to this clause (l) shall not exceed $40,000,000.

         8.07 DIVIDENDS, ETC. (a) The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of the Borrower or any such Subsidiary, as the case may be) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock (other than the issuance of common stock of the Borrower upon conversion of any convertible preferred stock that may be issued by the Borrower), now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and the Borrower will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that: (x) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Subsidiary of the Borrower and (y) repurchases may be made by the Borrower of its capital stock and/or options or warrants to purchase its capital stock from management or directors of the Borrower and its Subsidiaries so long as (i) no Default under Section 9.01 or Event of Default exists at the time of such purchase and (ii) the aggregate amount paid by the Borrower in connection with all such repurchases does not exceed $500,000 in any fiscal year of the Borrower.

         (b) The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any such Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary Guarantor, (b) make loans or advances to the Borrower or any Subsidiary Guarantor, (c) transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor, or (B) the ability of the Borrower or any Subsidiary Guarantor, to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of: (i) this Agreement and the other Credit Documents; (ii) applicable law; (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (iv) Liens permitted under Section 8.03(j), and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens; and (v) until the same has be repaid in full, the agreements and instruments governing and evidencing the Designated New Zealand Indebtedness.

         8.08 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

         8.09 INTEREST COVERAGE RATIO. The Borrower will not permit the Interest Coverage Ratio of the Borrower for any Test Period to be less than 2.5:1.0.

         8.10 LEVERAGE RATIO. The Borrower will not permit the Leverage Ratio of the Borrower at any time to be more than 5.25:1.0.

         8.11 LIMITATION ON VOLUNTARY PAYMENTS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to:

           (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any of the Existing Convertible Debt provided that any conversion thereof to capital stock either (x) in accordance with the terms thereof or (y) outside of such terms so long as any premium or other incentive payment made by the Borrower in connection with such conversion shall consist of additional shares of common equity of the Borrower and/or cash in an aggregate amount not to exceed 5% of the aggregate amount of Existing Convertible Debt so converted, will not be prohibited by the foregoing;

           (ii) amend, modify or change any provision of the instruments evidencing or indentures governing the Existing Convertible Debt or, in any manner adverse to the interests of the Banks, the Certificate of Incorporation (including, without limitation, by the filing of any certificate of designation) or By-Laws of the Borrower or any of its Subsidiaries, as the case may be, or any other agreement entered into by the Borrower or any of its Subsidiaries with respect to its capital stock, or enter into any new agreement with respect to the capital stock of the Borrower (to the extent adverse to the interests of the Banks) or any of its Subsidiaries; or

           (iii) issue any class of capital stock other than issuances by the Borrower of (x) non-redeemable common stock, and (y) preferred stock provided that any such preferred stock does not contain provisions adverse to the interests of the Banks.

         8.12 LIMITATION ON THE CREATION OF SUBSIDIARIES. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary; provided that Wholly-Owned Subsidiaries may be established or created so long as either (A) such Wholly-Owned Subsidiary is created in order to effect a Permitted Acquisition and has no assets except those contributed substantially contemporaneously with such Permitted Acquisition, so long as upon consummation of such Permitted Acquisition such Subsidiary complies with the provisions of clause (B) hereof or (B) (i) the capital stock of such new Subsidiary is promptly pledged pursuant to a Pledge Agreement (limited, in the case of the stock of Foreign Subsidiary, to no more than the 65% of its capital stock owned by the Borrower or any Subsidiary Guarantor) and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent, (ii) such new Subsidiary, to the extent that it is a Material Domestic Subsidiary, promptly executes a counterpart of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement, in each case on the same basis (and to the same extent) as such Subsidiary would have executed such Credit Documents if it were a Credit Party on the Initial Borrowing Date, and (iii) to the extent requested by the Agent or the Required Banks, any such new Domestic Subsidiary takes all actions required pursuant to Section 7.12.

         SECTION 9. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each an "Event of Default"):

         9.01 PAYMENTS. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

         9.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made by the Borrower or any Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

         9.03 COVENANTS. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.11, 7.12 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Agent or the Required Banks; or

         9.04 DEFAULT UNDER OTHER AGREEMENTS. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 9.04 unless the principal amount of all such Indebtedness referred to in clauses (a) and (b) above exceeds $5,000,000 at any one time; or

         9.05 BANKRUPTCY, ETC. The Borrower or any other Credit Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against any Credit Party and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bank ruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party; or commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party; or there is commenced against any such proceeding which remains undismissed for a period of 60 days; or any Credit Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party suffers any appointment of any custodian or the like for it or any sub stantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Credit Party makes a general assignment for the benefit of creditors; or any corporate action is taken by any Credit Party for the purpose of effecting any of the foregoing; or

         9.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section
401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980(B)(g)(2) of the Code) under

Section 4980B of the Code, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Required Banks, has had, or could reasonably be expected to have, a Material Adverse Effect; or

         9.07 SECURITY DOCUMENTS. (a) Except in each case to the extent resulting from the negligent or willful failure of the Collateral Agent to retain possession of the applicable Pledged Securities, any Security Document shall cease to be, in any material respect, in full force and effect, or shall cease, in any material respect, to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent (or such other trustee as may be required and desired under local law), or (b) any Credit Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document; or

         9.08 SUBSIDIARY GUARANTY. The Subsidiary Guaranty or any material provision thereof shall cease to be in full force and effect, or any Subsidiary Guarantor or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under the Subsidiary Guaranty; or

         9.09 JUDGMENTS. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance) in excess of $5,000,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, paid, discharged or stayed or bonded pending appeal within 60 days from the entry thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against any Subsidiary Guarantor or the Borrower, except as otherwise specifically provided for in this Agreement (provided, that if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment termin ated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and pay able without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05, to pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

         SECTION 10. DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

         "Acquired Business" shall mean each individual set of assets and/or Person acquired pursuant to a Permitted Acquisition or an Other Designated Acquisition.

         "Acquisition Date" shall have the meaning provided in Section
8.02(f).

         "Acquisition Loan" shall mean any Revolving Loan incurred by the Borrower to finance a Permitted Acquisition, Section 8.02(g) Acquisition and/or the Dudley Transaction.

         "Acquisition Sub-Limit" shall mean, at any time, (x) $400,000,000 less (y)(i) except as otherwise provided in clause (ii) below, 80% of the aggregate reductions to the Total Commitments theretofore effected or (ii) with respect to reductions effected pursuant to Section 3.02, such other amount as may be specified by the Borrower pursuant to such Section.

         "Additional Mortgages" shall have the meaning provided in Section 7.12(b).

         "Adjusted Total Indebtedness" shall mean, at any time with respect to any Person, (x) Total Indebtedness at such time less (y) the aggregate amount of cash and the aggregate market value of Cash Equivalents then held by such Person and its Subsidiaries at such time, provided that, after the consummation of the Dudley Acquisition, for all purposes of this Agreement other than the definitions of Applicable Base Rate Margin, Applicable Commitment Fee Percentage and Applicable Eurodollar Margin, the Adjusted Total Indebtedness of the Dudley JV shall be included in the Adjusted Total Indebtedness of the Borrower and its Subsidiaries in an aggregate amount equal to the percentage equity ownership of the Borrower in the Dudley JV multiplied by the aggregate Adjusted Total Indebtedness of the Dudley JV.

         "Affiliate" shall mean, with respect to any Person, any other
Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the secur ities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to Section 11.10.

         "Agreement" shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

         "Anticipated Reinvestment Amount" shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale that the Borrower and/or its Subsidiaries intend to use to purchase, construct or otherwise acquire Reinvestment Assets.

         "Applicable Base Rate Margin" shall mean the margin determined in accordance with the below schedule based on the Leverage Ratio of the Borrower for the four fiscal quarters last ended and as determined, except as provided below, from the most recent financial statements of the Borrower timely delivered to the Banks pursuant to Section 7.01(a) or (b), as the case may be (or in the case when no financial statements have yet been delivered pursuant to either such Section, as determined from the April 30, 1996 financial statements delivered to the Banks as referred to in Section 6.10(b)) provided that (x) so long as the Borrower is in default under
Section 7.01(a) or (b), as the case may be, then the margin shall be .250% in excess of the margin theretofore in effect and (y) to the extent that, on the date of the consummation by the Borrower of any permitted acquisition, the Leverage Ratio of the Borrower is increased (after giving effect to such permitted acquisition) and such increase would result in a higher Applicable Base Rate Margin in accordance with the below schedule, such increase in the Applicable Base Rate Margin shall take effect from such date until the next date upon which the financial statements referred to above are required to be delivered to the Banks:

                                                      Applicable
                   Ratio                           Base Rate Margin
                   -----                           ----------------

    Greater than or equal to
    5.0:1                                               1.250%

     Less than 5.0:1 but greater
     than or equal to 4.5:1                             1.000%

     Less than 4.5:1 but greater
     than or equal to 4.0:1                              .500%

     Less than 4.0:1 but greater
     than or equal to 3.5:1                              .250%

     Less than 3.5:1                                        0%

     "Applicable Commitment Fee Percentage" shall mean the percentage determined in accordance with the below schedule based on the Leverage Ratio of the Borrower for the four fiscal quarters last ended and as determined, except as provided below, from the most recent financial statements of the Borrower timely delivered to the Banks pursuant to Section 7.01(a) or (b), as the case may be (or in the case when no financial statements have yet been delivered pursuant to either such Section, as determined from the April 30, 1996 financial statements delivered to the Banks as referred to in Section 6.10(b)) provided that (x) so long as the Borrower is in default under
Section 7.01(a) or (b), as the case may be, then the percentage shall be .500% and (y) to the extent that, on the date of the consummation by the
Borrower of any permitted acquisition, the Leverage Ratio of the Borrower is increased (after giving effect to such permitted acquisition) and such increase would result in a higher Applicable Commitment Fee Percentage in accordance with the below schedule, such increase in the Applicable Commitment Fee

Percentage shall take effect from such date until the next date upon which the financial statements referred to above are required to be delivered to the Banks:

                                              Applicable Commitment
            Ratio                                Fee Percentage
            -----                                --------------

     Greater than or equal to
     4.5:1                                           .500%

     Less than 4.5:1 but greater
     than or equal to 3.0:                           .375%

     Less than 3.0:1                                 .250%

     "Applicable Eurodollar Margin" shall mean the margin determined in accordance with the below schedule based on the Leverage Ratio for the four fiscal quarters last ended and as determined, except as provided below, from the most recent financial statements of the Borrower timely delivered to the Banks pursuant to Section 7.01(a) or (b), as the case may be (or in the case when no financial statements have yet been delivered pursuant to either such Section, as determined from the April 30, 1996 financial statements delivered to the Banks as referred to in Section 6.10(b)) provided that (x) so long as the Bor-rower is in default under Section 7.01(a) or (b), as the case may be, then the margin shall be .250% in excess of the margin theretofore in effect and (y) to the extent that, on the date of the consummation by the Borrower of any permitted acquisition, the Leverage Ratio of the Borrower is increased (after giving effect to such permitted acquisition) and such increase would result in a higher Applicable Eurodollar Margin in accordance with the below schedule, such increase in the Applicable Eurodollar Margin shall take effect from such date until the next date upon which the financial statements referred to above are required to be delivered to the Banks:

                                                   Applicable
                                                   Eurodollar
             Ratio                                 Rate Margin
             -----                                 -----------

     Greater than or equal
     to 5.0:1                                        2.500%

     Less than 5.0:1 but greater
     than or equal to 4.5:1                          2.250%

     Less than 4.5:1 but greater
     than or equal to 4.0:1                          1.750%

     Less than 4.0:1 but greater
     than or equal to 3.5:1                          1.500%

     Less than 3.5:1 but greater
     than or equal to 3.0:1                          1.250%

     Less than 3.0:1 but greater
     than or equal to 2.5:1                          1.000%

     Less than 2.5:1 but greater
     than or equal to 2.0:1                           .750%

     Less than 2.0:1 but greater
     than or equal to 1.5:1                           .625%

     Less than 1.5:1                                  .500%

; provided further that, notwithstanding the foregoing, at no time during the period ending on the first anniversary of the Initial Borrowing Date shall the Applicable Eurodollar Margin be less than 1.250%.

     "Approved Country" shall mean and include Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, United Kingdom, Ireland, Italy, Japan, Luxembourg, Netherlands, New Zealand, Norway, Portugal, Spain, Sweden and Switzerland.

     "Asset Sale" shall mean the sale, transfer or other disposition (or series of related sales, transfers or dispositions) by the Borrower or any Subsidiary of the Borrower after the Effective Date to any Person other than the Borrower or any Subsidiary of the Borrower of any asset of the Borrower or such Subsidiary (other than sales, transfers or other dispositions (x) in the ordinary course of business of inventory and/or obsolete or excess equipment or (y) the proceeds of which do not exceed $1,000,000 in any fiscal year).

     "Assignment and Assumption Agreement" shall have the meaning provided in
Section 12.04(b).

     "Authorized Officer" shall mean the Chairman, President, any Vice President or the Treasurer of the Borrower.

"Bank" shall have the meaning provided in the first paragraph hereof.

     "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Bank having notified the Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 or under Section 2.04(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

     "Bankruptcy Code" shall have the meaning provided in Section 9.05.

     "Base Rate" at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (y) the Prime Lending Rate.

     "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

     "Blue Star" shall mean Blue Star Group Limited, a New Zealand corporation.

     "Borrower" shall mean U.S. Office Products Company, a Delaware corporation.

     "Borrowing" shall mean and include (i) the incurrence of Swingline Loans from BTCo on a certain date and (ii) the incurrence of one Type of Revolving Loan by the Borrower from all of the Banks on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided, that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

     "BTCo" shall mean Bankers Trust Company and any successor corporation thereto by merger, consolidation or otherwise.

     "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Euro-dollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

     "Capex Adjustment Factor" shall mean, for any period listed in Section 8.05(a)(y), a fraction (x) the numerator of which is equal to the Consolidated EBITDA of the Borrower and its Subsidiaries for the twelve month period last ended (or for the purposes of a calculation under the proviso contained in the definition of Capital Expenditure Amount, the Consolidated EBITDA of the Acquired Business or Businesses acquired in such Significant Permitted Acquisition for the 12-month period last ended) and (y) the denominator of which is equal to the Reference EBITDA Amount.

     "Capital Expenditure Amount" shall mean, for any period listed in
Section 8.05(a)(y), the product of (x) $20,000,000 multiplied by (y) the Capex Adjustment Factor for such period, provided that the Capital Expenditure Amount for any such period shall be increased on each date during such period on which a Significant Permitted Acquisition is consummated by an amount equal to the product of (x) $20,000,000 multiplied by (y) the Capex Adjustment Factor with respect to the Acquired Business or Businesses the subject of such Significant Permitted Acquisition.

     "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

     "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

     "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of
(x) any Bank or (y) any bank whose short-term commercial paper rating from Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank or Bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaran-teed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, and (v) investments in money market funds sub-stantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

     "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale received by the Borrower and/or any Subsidiary from such Asset Sale.

     "Change of Control" shall mean (a) any "Designated Event" as such term is defined in any indenture governing the terms of any Existing Convertible Debt, (b) any "Person" or "Group" (as such terms are used in Sections
13(d) and 14(d) of the Exchange Act), other than the current Chairman of the Borrower or a group led by such current Chairman, is or shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 20% or more on a fully diluted basis of the voting and economic interests of the Borrower or (c) the Board of Directors of the Borrower shall cease to consist of the majority of Continuing Directors.

     "Closing Date Financials" shall have the meaning provided in
Section 6.10(b).

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

     "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

     "Collateral Agent" shall mean the Agent acting as collateral agent for the Banks.

     "Commitment" shall mean at any time, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I directly under the column entitled "Commitment," as the same may be reduced from time to time pursuant to Section 3.02, 3.03 or 9 or adjusted from time to time as a result of assignments to or from such Bank as provided for in Sections 1.13 and 12.04.

     "Commitment Expiration Date" shall mean August 31, 1996.

     "Commitment Fee" shall have the meaning provided in Section 3.01(a).

     "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment.

     "Consolidated EBIT" shall mean, for any period with respect to any Person, Consolidated Net Income of such Person, before (i) interest income,
(ii) Consolidated Interest Expense, and (iii) provision for taxes and without giving effect to any extraordinary gains in excess of extraordinary losses or gains from sales of assets (other than sales of inventory in the ordinary course of business).

     "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all depreciation expense and amortization expense deducted in determining such Consolidated EBIT, provided that (i) there shall be included in determining Consolidated EBITDA of the Borrower and its Subsidiaries for any period, the Consolidated EBITDA for each Acquired Business acquired by the Borrower or any Subsidiary during such period for the portion of such period prior to such acquisition but excluding, in a manner and to the extent satisfactory to the Agent, from the computation of Consolidated EBITDA of such Acquired Business, any non-recurring charges (as determined pursuant to GAAP) otherwise included in such computation and (ii) after the consummation of the Dudley Transaction, for all purposes of this Agreement other than the definitions of Applicable Base Rate Margin, Applicable Commitment Fee Percentage and Applicable Eurodollar Margin, there shall be included or excluded any of the items described above attributable to the Dudley JV but only to the extent of the equity percentage ownership interest of the Borrower in the Dudley JV.

     "Consolidated Interest Expense" shall mean, for any period with respect to any Person, the total interest expense (including that attributable to Capital Leases in accordance with GAAP) of such Person determined on a consolidated basis with respect to all outstanding Indebtedness of such Person, including, without limitation, all commis-sions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, but excluding, however, amortization of deferred financing costs to the extent included in total interest expense, provided that there shall be included in determining Consolidated Interest Expense of the Borrower and its Subsidiaries for any period, (x) the Consolidated Interest Expense for each Acquired Business acquired by the Borrower or any Subsidiary during such period for the portion of such period prior to such acquisition, (y) the additional interest that would have been paid on all Indebtedness incurred by the Borrower and its other Subsidiaries to finance each permitted acquisition effected during such period if, in each such case, such Indebtedness had been incurred on the first day of such period, as reasonably determined by the Borrower in a manner satisfactory to the Agent and (z) after the consummation of the Dudley Transaction, for all purposes other than the definitions of Applicable Base Rate Margin, Applicable Commitment Fee Percentage and Applicable Eurodollar Margin, interest expense of the type referred to above of the Dudley JV shall be included in Consolidated Interest Expense in an aggregate amount equal to the percentage equity ownership of the Borrower in the Dudley JV multiplied by the interest expense of the type referred to above of the Dudley JV for the respective period.

     "Consolidated Net Income" shall mean, for any period with respect to any Person, the net income (or loss), after provision for taxes, of such Person on a consolidated basis for such period taken as a single accounting period.

     "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to pur-chase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

     "Continuing Directors" shall mean the directors of the Borrower on the Initial Borrowing Date and each other director if such director's nomination for the election to the Board of Directors of the Borrower is recommended by a majority of the Continuing Directors (which for this purpose shall include Persons theretofore elected as directors as contemplated by this definition).

     "Credit Documents" shall mean this Agreement, the Notes, the Subsidiary Guaranty, and each Security Document.

     "Credit Event" shall mean the making of a Loan or the issuance of a Letter of Credit.

     "Credit Party" shall mean the Borrower and each Subsidiary Guarantor.

     "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

     "Designated New Zealand Indebtedness" shall mean the existing Indebtedness of Whitcoull's Group Limited and Blue Star listed on Annex IX.

     "Dividends" shall have the meaning provided in Section 8.07.

     "Domestic Credit Agreements" shall mean (i) that credit and security agreement dated as of April 26, 1996 among the Borrower, the lending institutions party thereto and First Bank National Association, as agent as in effect on the Initial Borrowing Date and (ii) that loan and security agreement dated July 31, 1995 between Nations Bank of Georgia, N.A. and The Re-Print Corporation, and the related documents executed in connection therewith, as in effect on the Initial Borrowing Date.

     "Domestic Subsidiary" shall mean each Subsidiary of the Borrower which is not a Foreign Subsidiary.

     "Dudley" shall mean Dudley Stationery Limited, a corporation organized under the laws of the United Kingdom.

     "Dudley JV" shall mean a joint venture between the Borrower and Dudley.

     "Dudley Transaction" shall mean the purchase by the Borrower of a minority interest in Dudley (or in the Dudley JV) and the Borrower's PRO RATA share of any subsequent purchases made by Dudley (or by the Dudley JV) which investments by the Borrower shall not exceed in the aggregate $75,000,000.

     "Effective Date" shall have the meaning provided in Section 12.10.

     "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D).

     "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law (hereafter "Claims") or any permit issued under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Law" shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. SECTION 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. SECTION 7401 ET SEQ.; the Clean Air Act, 42 U.S.C. SECTION 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. SECTION 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. SECTION 2701 ET SEQ. and any applicable state and local or foreign counterparts or equivalents.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

     "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

     "Eurodollar Loans" shall mean, each Revolving Loan bearing interest at the rates provided in Section 1.08(b).

     "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotations to first-class banks in the interbank Eurodollar market by the Agent for U.S. dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

     "Event of Default" shall have the meaning provided in Section 9.

     "Existing Convertible Debt" shall mean the Borrower's 5-1/2% Convertible Subordinated Notes due 2001 and the Borrower's 5-1/2% Convertible Subordinated Notes due 2003, as in effect on the Effective Date and as the same may be modified, amended or supplemented as permitted thereunder and hereunder.

     "Existing Credit Agreements Refinancing" shall have the meaning provided in Section 5.07.

     "Existing Debt" shall have the meaning provided in Section 8.04(c).

     "Facing Fee" shall have the meaning provided in Section 3.01(c).

     "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

     "Fees" shall mean all amounts payable pursuant to, or referred to in,
Section 3.01.

     "Foreign Acquired Business" shall mean any Acquired Business which, once acquired, will constitute, or be owned by, a Foreign Subsidiary.

     "Foreign Cash Equivalents" shall mean certificates of deposit or bankers acceptances of any bank organized under the laws of any Approved Country whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition.

     "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

     "Foreign Subsidiary" shall mean each Subsidiary of the Borrower that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, or any territory thereof.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

     "Hazardous Materials" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "re-stricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances,"
"toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law.

     "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Protection Agreements but not under hedging activities entered into in the normal course of business and constituting bona fide operational hedging arrangements and (viii) all Contingent Obligations of such Person, provided, that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

     "Initial Borrowing Date" shall mean the date on which the initial Credit Event occurs.

     "Interest Coverage Ratio" shall mean, for any period with respect to any Person, the ratio of Consolidated EBITDA to Consolidated Interest Expense, in each case, of such Person for such period.

     "Interest Period," with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

     "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

     "Leasehold" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

     "Letter of Credit" shall have the meaning provided in Section 2.01(a).

     "Letter of Credit Fee" shall have the meaning provided in Section
3.01(b).

     "Letter of Credit Issuer" shall mean BTCo.

     "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

     "Letter of Credit Request" shall have the meaning provided in Section 2.02(a).

     "Leverage Ratio" shall mean, as at any date with respect to any Person, the ratio of Adjusted Total Indebtedness at such date to Consolidated EBITDA for the Test Period then last ended (including on such date), in each case of such Person.

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

     "Loans" shall mean standard Revolving Loans and Swingline Loans.


     "Mandatory Borrowing" shall have the meaning provided in Section 1.01(C).

     "Margin Stock" shall have the meaning provided in Regulation U.

     "Material Adverse Effect" shall mean a material adverse effect on the business, assets, properties, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     "Material Domestic Subsidiary" shall mean and include (x) each Domestic Subsidiary of the Borrower which owns capital stock of another Subsidiary of the Borrower, (y) each Domestic Subsidiary of the Borrower which owns a Material Real Property and (z) any other Domestic Subsidiary of the Borrower having total assets the value of which equals or exceeds $3,000,000 at any time.

     "Material Real Property" shall mean each domestic real property (other than leasehold property) acquired after the Effective Date by the Borrower or any Subsidiary, the fair market value of which exceeds $3,000,000.

     "Maturity Date" shall mean the fifth anniversary of the Initial Borrowing Date.

     "Maximum Swingline Amount" shall mean $10,000,000.

     "Minimum Borrowing Amount" shall mean (i) for Base Rate Loans, $1,000,000; (ii) for Eurodollar Loans, $5,000,000; and (iii) for Swingline Loans, $250,000.

     "Mortgage" shall have the meaning provided in Section 7.11(A)(a) and, after the execution and delivery thereof, shall include each Additional Mortgage.

     "Mortgage Policies" shall have the meaning provided in Section 7.11(A)(b) and, after the execution and delivery of any Additional Mortgage, shall include the title insurance policy or other arrangement entered into with respect to such Additional Mortgage.

     "Mortgaged Property" shall have the meaning provided in Section 7.11(A)(a) and, after the execution and delivery of any Additional Mortgage, shall include the respective Real Property subject to the Lien of such Additional Mortgage.

     "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of expenses of sale (including payment of principal, premium and interest of other Indebtedness secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.

     "Non-Defaulting Bank" shall mean each Bank other than a Defaulting Bank.

     "Note" shall mean each Revolving Note and the Swingline Note.

     "Notice of Borrowing" shall have the meaning provided in Section 1.03.

     "Notice of Conversion" shall have the meaning provided in Section 1.06.

     "Notice Office" shall mean the office of the Agent located at 130 Liberty Street, Commercial Loan Division, 14th Floor, New York, New York 10006, Attention: Daniel McCready, or such other office as the Agent may designate to the Borrower and the Banks from time to time.

     "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

     "Other Designated Acquisitions" shall mean and include (i) all acquisitions consummated by the Borrower prior to the Effective Date and (ii)
Section 8.02(g) Acquisitions.

     "Participant" shall have the meaning provided in Section 2.04(a).

     "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York, ABA Number: 021-001-003, Account
Name: Commercial Loan Division, Account Number: 99-401268, Reference: U.S. Office Products Company, or such other office as the Agent may designate to the Borrower and the Banks from time to time.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     "Percentage" shall mean at any time for each Bank, the percentage obtained by dividing its Commitment at such time by the Total Commitment at such time (or if the Total Commitment has terminated, the percentage obtained by dividing its Loans at such time by the aggregate principal amount of Loans of all Banks at such time).

     "Permitted Acquisition" shall have the meaning provided in Section
8.02(f).

     "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable, on the date of delivery of such title insurance policy, to the Agent.

     "Permitted Foreign Investment Amount" shall mean an amount which, as of the Effective Date, shall equal $150,000,000 and which shall be increased on the date of the receipt by the Borrower of any net cash proceeds of any issuance to third parties of common equity by the Borrower by an amount equal to such net cash proceeds.

     "Permitted Liens" shall have the meaning provided in Section 8.03(d).

     "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

     "Pledge Agreement" shall have the meaning provided in Section 5.11(a).

     "Pledged Securities" shall mean all the Pledged Securities as defined in the Pledge Agreement.

     "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

     "PSD Interest Period" shall mean an Interest Period commenced prior to the Syndication Date, each of which Interest Periods must satisfy the requirements of Section 1.09(v).

     "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

     "Reference EBITDA Amount" shall mean the Consolidated EBITDA of the Borrower and its Subsidiaries as shown on the Closing Date Financials for the Test Period covered by such financials.

     "Register" shall have the meaning provided in Section 12.04.

     "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

     "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

     "Reinvestment Assets" shall mean any assets to be employed in, and/or the capital stock of any Person engaged in, the business of the Borrower and its Subsidiaries.

     "Reinvestment Election" shall have the meaning provided in Section
3.03(d).

     "Reinvestment Notice" shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets.

     "Reinvestment Reduction Amount" shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Reduction Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrower and its Subsidiaries to acquire Reinvestment Assets.

     "Reinvestment Reduction Date" shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which a Default or Event of Default shall have occurred, (ii) the date occurring one year after the making of such Reinvestment Election and (iii) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

     "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

     "Replaced Bank" shall have the meaning provided in Section 1.13.

     "Replacement Bank" shall have the meaning provided in Section 1.13.

     "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection
 .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 2615.

     "Required Banks" shall mean Non-Defaulting Banks the sum of whose Percentages equals 50% of the Percentages of all Non-Defaulting Banks.

     "Revolving Loan" shall have the meaning provided in Section 1.01(A).

     "Revolving Note" shall have the meaning provided in Section 1.05(a).

     "Scheduled Commitment Reduction" shall have the meaning provided in
Section 3.03(b).

     "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

     "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b).

     "Section 8.02(g) Acquisitions" shall have the meaning set forth in
Section 8.02(g).

     "Secured Creditors" shall have the meaning assigned in the Security Documents.

     "Security Agreement" shall have the meaning provided in Section 5.11(b).

     "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

     "Security Documents" shall mean and include the Security Agreement, the Mortgages, the Pledge Agreement and to the extent delivered pursuant to
Section 7.12, each Additional Mortgage.

     "Significant Permitted Acquisition" shall mean any Permitted Acquisition or group of Permitted Acquisitions that are consummated on the same Acquisition Date the in which the Acquired Business or Businesses being acquired have Consolidated EBITDA for the last Test Period of the Borrower then ended equal to or more than $10,000,000.

     "Specified Subsidiaries" shall mean each Subsidiary of the Borrower acquired after the Initial Borrowing Date as permitted pursuant to this Agreement, which, at the time of the acquisition thereof, was the obligor with respect to Indebtedness and/or the property of which was subject to Liens securing Indebtedness, in each case, incurred other than pursuant to this Agreement and the other Credit Documents and that will remain outstanding after giving effect to such acquisition.

     "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

     "Sub-Limit" shall mean and include each of the Acquisition Sub-Limit and the Working Capital Sub-Limit.

     "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

     "Subsidiary Guarantor" shall mean at any time each Domestic Subsidiary of the Borrower which executes and delivers the Subsidiary Guaranty (or other guaranty referred to in such Section).

     "Subsidiary Guaranty" shall have the meaning provided in Section 5.10.

     "Swingline Expiry Date" shall mean the date which is five Business Days prior to the Maturity Date.

     "Swingline Loan" shall have the meaning provided in Section 1.01(C).

     "Swingline Note" shall have the meaning provided in Section 1.05(a).

     "Syndication Date" shall mean the earlier of (x) the date which is 90 days after the Initial Borrowing Date and (y) the date upon which the Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resulting addition of institutions as Banks pursuant to Section 12.04) has been completed.

     "Taxes" shall have the meaning provided in Section 4.04.

     "Test Period" shall mean, with respect to any Person, a period of four consecutive fiscal quarters of such Person.

     "Total Commitment" shall mean the sum of the Commitments of each of the Banks.

     "Total Indebtedness" shall mean, at any time with respect to any Person, all indebtedness of such Person for borrowed money (including Indebtedness of the type described in clause (iii) of the definition of Indebtedness) at such time determined on a consolidated basis.

     "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., a Base Rate Loan or Eurodollar Loan.

     "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

     "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

     "Unpaid Drawing" shall have the meaning provided in Section 2.03(a).

     "Unutilized Acquisition Sub-Limit" shall mean, at any time, (i) the Acquisition Sub-Limit at such time less (ii) the sum of the aggregate principal amount of all Acquisition Loans at such time.

     "Unutilized Commitment" shall mean for each Bank at any time (i) the Commitment of such Bank at such time less (ii) the sum of the aggregate principal amount of all Loans made by such Bank plus an amount equal to such Bank's Percentage of the Letter of Credit Outstandings at such time.

     "Unutilized Total Commitment" shall mean, at any time, (i) the Total Commitment at such time less (ii) the sum of the aggregate principal amount of all Loans at such time plus the Letter of Credit Outstandings at such time.

     "Unutilized Working Capital Sub-Limit" shall mean, at any time, (i) the Working Capital Sub-Limit at such time less (ii) the sum of the aggregate principal amount of all Working Capital Loans at such time.

     "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than directors qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

     "Working Capital Loan" shall mean each Revolving Loan incurred by the Borrower hereunder which does not constitute an Acquisition Loan.

     "Working Capital Sub-Limit" shall mean, at any time, (x) $100,000,000 less (y)(i) except as otherwise provided in clause (ii) below, 20% of the aggregate reduction to the Total Commitment theretofore effected or (ii) with respect to reductions effected pursuant to Section 3.02, such other amount as may be specified by the Borrower pursuant to such Section, it being understood and agreed that in no event may the Borrower elect a reduction of the Working Capital Sub-Limit pursuant to Section 3.02 to an amount less than $50,000,000.

     "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

     SECTION 11.  THE AGENT.

     11.01 APPOINTMENT. Each Bank hereby irrevocably designates and appoints BTCo as Agent of such Bank (such term to include for purposes of this Section 11, BTCo acting as Collateral Agent) to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes BTCo as the Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 11 are solely for the benefit of the Agent and the Banks, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

     11.02 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.

     11.03 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Credit Docu-ments, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Banks or by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

     11.04 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

     11.05 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has actually received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

     11.06 NON-RELIANCE ON AGENT AND OTHER BANKS. Each Bank expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries. The Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     11.07 INDEMNIFICATION. The Banks agree to indemnify the Agent in its capacity as such ratably according to their respective "percentages" as used in determining the Required Banks at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries; provided, that no Bank shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent. To the extent any Bank would be required to indemnify the Agent pursuant to the immediately preceding sentence but for the fact that it is a Defaulting Bank, such Defaulting Bank shall not be entitled to receive any portion of any payment or other distribution hereunder until each other Bank shall have been reimbursed for the excess, if any, of the aggregate amount paid by such Bank under this Section 11.07 over the aggregate amount such Bank would have been obligated to pay had such first Bank not been a Defaulting Bank. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section
11.07 shall survive the payment of all Obligations.

     11.08 AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

     11.09 HOLDERS. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

     11.10 RESIGNATION OF THE AGENT; SUCCESSOR AGENT. The Agent may resign as the Agent upon 20 days' notice to the Banks. Upon the resignation of the Agent, the Required Banks shall appoint from among the Banks a successor Agent which is a bank or a trust company for the Banks subject to prior approval by the Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall include such successor agent effective upon its appointment, and the re-signing Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of the Agent hereunder, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     SECTION 12.  MISCELLANEOUS.

     12.01  PAYMENT OF EXPENSES, ETC.   The Borrower agrees to: (i) whether
or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of White & Case) in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and in connection with the Agent's syndication efforts with respect to this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Agent and each of the Banks thereunder (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for the Agent and for each of the Banks); (iii) pay and hold each of the Banks harm-less from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) indemnify the Agent, the Collateral Agent and each Bank, its officers, directors, employees, representatives and agents (each an "Indemnitee") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (a) any investigation, litigation or other proceeding (whether or not the Agent, the Collateral Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any other transactions contemplated in any Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries of any Real Property with foreign, federal, state and local laws, regulations, ordinances or Environmental Laws (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim relating to the Borrower or any of its Subsidiaries or any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

     12.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower or any Subsidiary Guarantor against and on account of the Obligations and liabilities of the Borrower or any of its Subsidiaries to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower or any of its Subsidiaries purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

     12.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received.

     12.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that no Credit Party may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks and, provided further, that, although any Bank may transfer, assign or grant partici-pations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, provided further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement to the extent relating to such participation or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents). In the case of any such partici-pation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

     (b) Notwithstanding the foregoing, any Bank may (x) assign all or a portion of its Commitment (and related outstanding Obligations hereunder) to any Affiliate of such Bank or to one or more Banks or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank, of its Commitment (and related outstanding Obligations hereunder) to one or more Eligible Transferees, provided that (i) at such time Annex I shall be deemed modified to reflect the Commitments of such new Bank and of the existing Banks, (ii) upon surrender of the old Notes, new Notes will be issued, at the Borrowers' expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with the requirements of
Section 1.05 to the extent needed to reflect the revised Commitments, (iii) the consent of the Borrower and the Agent shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed) and (iv) the Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500. If any Bank so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment and Assumption Agreement substantially in the form of Exhibit J hereto, appropriately completed (each, an "Assignment and Assumption Agreement"). To the extent of any assignment pursuant to this Section 12.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitment. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b).

     (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

     (d) The Agent shall maintain at its Notice Office a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

     12.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.

     12.06 PAYMENTS PRO RATA. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

     (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     12.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); provided, that except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the April 30, 1996 financial statements delivered to the Banks pursuant to Section 6.10(b).

     (b) All computations of interest on Base Rate Loans and Fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 365/366 days, and all computations of interest on Eurodollar Loans shall be made on the basis of actual number of days elapsed over a year of 360 days.

     12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (A) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System with offices on the date hereof at 1633 Broadway, New York, New York 10019 as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Agent under this Agreement. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

     (B) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (A) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

     12.10 EFFECTIVENESS. This Agreement shall become effective on the date (the "Effective Date") on which the Borrower and each of the Banks shall have signed a copy of this Agreement (whether the same or different copies) and shall have delivered same to the Agent at its Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written, telex or facsimile transmitted notice (actually received) at such office that the same has been signed and mailed to it. The Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

     12.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     12.12 AMENDMENT OR WAIVER. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Banks and (except in the case of a waiver) the Borrower; provided, that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting
Bank) being directly affected thereby, (i) except as provided herein, extend the Maturity Date (it being understood that any waiver of any Scheduled Commitment Reduction or prepayment of the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees, or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents), or release any Subsidiary Guarantor from its obligations thereunder (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 12.12, (iv) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Commitments are included on the Effective Date) or
(v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof or thereof; provided further, that no such change, waiver, discharge or termination shall (w) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitments of such Bank), (x) without the consent of the Letter of Credit Issuer, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (y) without the consent of BTCo, amend or modify the obligation of BTCo to make Swingline Loans, the terms of any such Swingline Loans or the obligations of the Banks to fund Mandatory Borrowings, or (z) without the consent of the Agent, amend, modify or waive any provision of Section 11 as same applies to the Agent or any other provision as same relates to the rights or obligations of the Agent.

     (b) If, in connection with any proposed change, waiver, discharge or termination with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 12.12(a).

     12.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 4.04, 11.07 or 12.01, shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

     12.14 DOMICILE OF LOANS. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank provided that the Borrower shall not be responsible for costs arising under Section 1.10, 2.05 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent such costs would not otherwise be applicable to such Bank in the absence of such transfer.

     12.15 CONFIDENTIALITY. Each of the Banks agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, counsel or other professional advisors, to affiliates or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or any of its Subsidiaries which is furnished pursuant to this Agreement and which is designated by the Borrower to the Banks in writing as confidential provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank provided that such prospective transferee agrees to be bound by the provisions of this Section. No Bank shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary. The Borrower hereby agrees that the failure of a Bank to comply with the provisions of this Section 12.15 shall not relieve the Borrower of any of its obligations to such Bank under this Agreement and the other Credit Documents.

     12.16 WAIVER OF JURY TRIAL. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

     12.17 DESIGNATED SENIOR INDEBTEDNESS. The Loans and all other Obligations hereunder and under the other Credit Documents are hereby classified as "Designated Senior Indebtedness" for all purposes of the Existing Convertible Debt.

                                  *    *    *

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:                                   U.S. OFFICE PRODUCTS COMPANY
U.S. Office Products Company
1440 New York Avenue, N.W.
Suite 310
Washington, D.C. 20005
Attention: Donald M. Platt                  By  /s/ Don Platt
                                              ---------------------------
                                              Title:  C.F.O.
Phone:(202) 628-9500
Fax:(202) 628-9509

                                            BANKERS TRUST COMPANY



                                            By  /s/ Patricia Hogan
                                              ---------------------------
                                              Title:  Vice President
                                                      Individually and as Agent